Exhibit 4.4
Execution Copy
STOCK PURCHASE AGREEMENT
by and among
TELVENT EXPORT, S.L.,
and
THE STOCKHOLDERS OF
DTN HOLDING COMPANY, INC.
and
DTN HOLDING COMPANY, INC.
and
GSC RECOVERY IIA, L.P., as Sellers’ Representative
September 15, 2008

i

Exhibits
Exhibit A — Deferred Payment Assumptions
Exhibit B — Form of Net Working Capital Statement
Exhibit C — Form of Legal Opinion
Exhibit D — Form of Assignment of Inventions Agreement
Exhibit E — Form Statement of EBITDA
Schedules
Schedule 1.1(a) — Employee Stockholders
Schedule 1.1(b) — Encumbrances
Schedule 3.2 — Capitalization
Schedule 3.3 — Financial Statements
Schedule 3.4 — Events Subsequent to the Reference Date
Schedule 3.5 — Undisclosed Liabilities / Indebtedness
Schedule 3.6 — Consents
Schedule 3.7 — Title to Assets
Schedule 3.8 — Permits
Schedule 3.10 — Tax Matters
Schedule 3.11(a) — Owned Real Property
Schedule 3.11(b) — Real Property Leases
Schedule 3.11(c) — Maintenance and Repairs
Schedule 3.12(a) — Company Intellectual Property
Schedule 3.12(b) — Third-Party Intellectual Property
Schedule 3.13 — Contracts
Schedule 3.16 — Litigation
Schedule 3.17 — Employees
Schedule 3.19 — Employee Benefits
Schedule 3.20 — Environmental Matters
Schedule 3.21 — Related Party Transactions
Schedule 3.25 — Principal Customers/Principal Providers
Schedule 4.3 — Encumbrances on Shares
Schedule 4.7 — No Actions
Schedule 6.1(b) — Liens
Schedule 6.1(d) — Other Permitted Contracts
Schedule 6.1(e) — Wage or Salary Increases
Schedule 8.1(a)(v) — Required Consents

*	The Exhibits and Schedules to this agreement have not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (together with any amendments or supplements hereto, this “Agreement”) is entered into as of September 15, 2008, by and among Telvent Export, S.L., a company organized under the laws of Spain (“Buyer”), DTN Holding Company, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), GSC Recovery IIA, L.P., a limited partnership formed under the laws of the State of Delaware, as the Sellers’ Representative and the stockholders of the Company executing this Agreement on the signature pages hereto (such stockholders being collectively referred to as “Sellers,” each being a “Seller”).
RECITALS
     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, 100% of the issued and outstanding shares of capital stock of the Company for the consideration and on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
     The following terms shall have the following meanings for purposes of this Agreement:
     “AAA” has the meaning set forth in Section 12.7(b).
     “Accounting Firm” has the meaning set forth in Section 2.3(h).
     “Affiliate” of any Person means any other Person controlling, controlled by or under common control with the first Person, where “control” means the possession, directly or indirectly, of the authority, solely or on a shared basis, to direct the management and policies of a Person, whether through the ownership of voting securities or otherwise.
     “After-Tax Proceeds” means the after-tax proceeds for each Employee Stockholder following the sale of the Class C Common Stock (including shares of Class C Common Stock resulting from the exercise of Class C Options, calculated net of the exercise price paid or deemed to be paid hereunder with respect to such Class C Options, on the Closing Date) hereunder calculated using the assumed marginal tax rates set forth on Exhibit A1 attached hereto and incorporated herein by reference.
     “Agents” has the meaning set forth in Section 7.1.

[1]	This exhibit will define holders by each class and then, for purposes of the closing calculations, an individual schedule will be prepared for each stockholder.

     “Aggregate Company Withholding Taxes” means an amount equal to the aggregate of the Company Withholding Taxes of all the Sellers for which the Company is required to withhold a portion of the Closing Cash Payment under applicable Law.
     “Aggregate Escrow Amount” means an amount equal to the aggregate of the Non-Employee Seller Escrow Amounts of the Class A Stockholders, the Class B Stockholders and the Non-Employee Class C Stockholders.
     “Aggregate Escrow Funds” means, on any date, the Aggregate Escrow Amount less (i) the Paid Escrow Percentage multiplied by (A) the amounts the Buyer is entitled to receive pursuant to the terms of the Escrow Agreement resulting from indemnification claims made by Buyer prior to such date, plus (B) the amounts reserved for any pending claims for indemnification, in each case made by Buyer pursuant to Section 9.2 hereof, less (ii) any amounts released prior to such date pursuant to Section 2.2(d).
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Annex” means Annex Holdings Corporation, a Delaware corporation.
     “Annex Holdings” means Annex Holdings I, LP, a Cayman limited partnership, and the owner of all the issued and outstanding shares of the common stock of Annex.
     “Annex Stock” means all of the issued and outstanding shares of capital stock of Annex.
     “Annex Transaction” means the transaction pursuant to which (i) the Company agrees to purchase all of the Annex Stock, (ii) the Company, in consideration of its purchase of the Annex Stock, shall issue to Annex Holdings 20,527 shares of Class A Common Stock and 1,081 shares of Class B Common Stock and (iii) Annex shall thereafter be merged with and into the Company, all on terms in accordance with the Share Exchange Agreement, dated as of the date hereof, between the Company and Annex Holdings.
     “Arbitration Dispute” means all disputes arising out of or relating to this Agreement or the other Transaction Documents or the breach, termination, or validity thereof, or the parties’ performance hereunder or thereunder, involving amounts less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) and excluding any action for specific performance or other equitable remedy arising out of or relating to Article II of this Agreement, Article VIII of this Agreement, the Escrow Agreement or any claims for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any of the Company or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the capital stock of any of the Company’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course of Business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $1,000,000 in the aggregate during any fiscal year.

     “Average Net Working Capital” means the (i) sum of the Net Working Capital as calculated on the Closing Balance Sheet and as calculated on the last calendar day of each of the eleven (11) calendar months ending prior to the Closing Date, divided by (ii) twelve (12).
     “Base Payment” has the meaning set forth in Section 2.3(a)(iv).
     “Benefit Plans” has the meaning set forth in Section 3.19(a).
     “Blackstone” means The Blackstone Group L.P.
     “Borrowed Indebtedness” means all indebtedness for borrowed money outstanding on the Closing Date (including, without limitation, all indebtedness under the Existing Credit Agreement, accrued interest thereunder, the fair value, as determined and evidenced in writing by Goldman Sachs Credit Partners L.P. on the Closing Date, of financial derivatives associated therewith).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the cities of Madrid, Spain; Omaha, Nebraska; or New York, New York.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Bylaws of the Company” means the Amended and Restated By-Laws of the Company, effective as of June 1, 2006.
     “Capital Leases” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, is or should be accounted for as a capital lease.
     “Cash” means all cash and Cash Equivalents.
     “Cash Equivalents” means:
(a)	Marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government;
(b)	Domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits, in currencies other than U.S. Dollars, are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days;
(c)	Shares of money market, mutual or similar funds having assets in excess of U.S. $100,000,000, and the investments of which are limited to

(i) investment grade securities (e.g., securities rated at least Baa by Moody’s or at least BBB by S&P) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); and
(d)	Commercial paper of Qualified Institutions; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.
     “Cause” means:
          (a) a Employee Stockholder’s material breach of this Agreement which continues after the thirtieth (30th) day after the delivery by Buyer of written notice to such Employee Stockholder of such breach, during which period such Employee Stockholder shall have an opportunity to cure such breach; or
          (b) conduct involving
     (i) fraud, embezzlement or other material misappropriation of funds or property of the Company or any of its Subsidiaries or Affiliates;
     (ii) the indictment for any felony;
     (iii) any gross misconduct that is injurious, directly or indirectly, to the Company or any of its Subsidiaries or Affiliates;
     (iv) willful failure or refusal to perform the Employee Stockholder’s duties in connection with his or her employment with the Company or any of its Subsidiaries or Affiliates;
     (v) intentional falsification of records of the Company or any of its Subsidiaries or Affiliates;
     (vi) an unauthorized use or disclosure of confidential information or trade secrets to the material detriment of the Company or any of its Subsidiaries or Affiliates; provided, however, this subsection (vi) shall not include the use or disclosure of confidential information or trade secrets in the Employee Stockholder’s good faith performance of his or her duties or responsibilities for the Company; or
     (vii) breach of any non-competition or non-solicitation covenant with respect to the Company or any of its Subsidiaries or Affiliates,
provided, however, that Cause shall not be deemed to exist under clause (iv) hereof unless the Company shall have given the Employee Stockholder written notice specifying in reasonable detail the acts or omissions that the Company alleges would constitute Cause and the Employee Stockholder fails to cure any such act or omission within five (5) Business Days after delivery of notice.
     “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company effective June 1, 2006, as amended on March 22, 2007 and February 26, 2008, as reflected in the records of the Delaware Secretary of State.
     “Chairman” has the meaning set forth in Section 12.7(b).
     “Claims Notice” has the meaning set forth in Section 9.1.
     “Class A Common Stock” means the shares of capital stock of the Company, par value $0.01 per share, designated as “Class A Common Stock” in the Certificate of Incorporation, other than any shares of the Company owned by the Company or any of its Subsidiaries.
     “Class A Stockholder” means any holder of Class A Common Stock.
     “Class B Common Stock” means the shares of capital stock of the Company, par value $0.01 per share, designated as “Class B Common Stock” in the Certificate of Incorporation.
     “Class B Stockholder” means any holder of Class B Common Stock.
     “Class C Common Stock” means the shares of capital stock of the Company, par value $0.01 per share, designated as “Class C Common Stock” in the Certificate of Incorporation.
     “Class C Options” means the options to purchase shares of Class C Common Stock set forth in the signature page of each holder of Class C Common Stock.
     “Class C Stockholder” means any holder of Class C Common Stock.
     “Closing” has the meaning set forth in Section 2.5.
     “Closing Balance Sheet” has the meaning set forth in Section 2.4(a).
     “Closing Cash Payment” means (a) the Equity Value plus (b) an amount equal to the aggregate exercise price payable upon exercise of the Class C Options.
     “Closing Date” has the meaning set forth in Section 2.5.
     “Closing Date Purchased Stock” means the sum of (i) 100% of the issued and outstanding shares of the Class A Common Stock of the Company, (ii) 100% of the issued and outstanding shares of the Class B Common Stock of the Company, and (iii) 100% of the shares of Class C Common Stock (including the shares of Class C Common Stock resulting from the exercise of all of the Class C Options).
     “Closing Statement” has the meaning set forth in Section 2.4(a).
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means, collectively, the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “Company Intellectual Property” has the meaning set forth in Section 3.12(a)(i).
     “Company Transaction Expenses” means all expenses of the Company and its Subsidiaries incurred in connection with the negotiation, preparation, execution or consummation of the transactions contemplated by this Agreement, including fees and disbursements of attorneys, accountants, financial advisors and other advisors and service providers (including, without limitation, Blackstone and its Affiliates).
     “Company Withholding Taxes” mean, for each Seller for which the Company is required to withhold a portion of such Seller’s Closing Cash Payment under applicable Laws, the amount of such withholding.
     “Competition Filings” means any filings required to be made under any applicable Competition Law.
     “Competition Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Council Regulation No. 4064/89 of the European Community, and all other federal, state, and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect to the monopolization or restraint of trade or creation of cartels.
     “Confidential Information” means the terms of this Agreement and any and all information, whether communicated orally or in any physical form, including without limitation, written documents, drawings, models, photographs, sketches, diskettes, magnetic tapes and other electromagnetic forms, concerning finances, technologies, formulae, data, business methods, business strategies, operational procedures, tax matters, business manuals, contracts, budgets, marketing plans, future expansion plans, relationships with third parties, customer lists and information, financial statements, present and proposed products, trade secrets, computer software programs and descriptions of functions and features of software, source code, information regarding suppliers, employees and affiliates and all other information which is provided hereunder, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the party receiving such information which is derived from information provided by the disclosing party; provided, however, that “Confidential Information” shall not include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of a party receiving such Confidential Information; (b) a receiving party can demonstrate to have had rightfully in its possession prior to disclosure by the disclosing party; (c) is independently developed by a receiving party without the use of any Confidential Information of the disclosing party; or (d) the receiving party rightfully obtains from a third party who can demonstrate to the receiving party that such third party has the right to transfer or disclose the Confidential Information.

     “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmations by any Person pursuant to a contract, Law, Order or Permit.
     “Consolidated Interest Expense” means, for any period, total interest expense in accordance with GAAP (including that portion attributable to Capital Leases and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate agreements.
     “Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any ERISA Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
     “Contracts” has the meaning set forth in Section 3.13.
     “Damages” has the meaning set forth in Section 9.2.
     “Deferred Notice” has the meaning set forth in Section 2.2(b).
     “Deferred Payment Escrow Agreement” has the meaning set forth in Section 2.2(c).
     “Deferred Payment Letter of Credit” has the meaning set forth in Section 2.2(c).
     “Deferred Percentage” has the meaning set forth in Section 2.2(b).
     “Deferred Proceeds” means, for each Employee Stockholder, an amount equal to the product of (i) the After-Tax Proceeds of such Employee Stockholder multiplied by (ii) the Deferred Percentage of such Employee Stockholder.
     “Defined Benefit Plans” has the meaning set forth in Section 3.19(f).
     “Disability” means the physical or mental incapacity which renders an Employee Stockholder incapable of performing the essential functions of the employment-related duties required of such Employee Stockholder for 120 or more consecutive days or 270 days out of any 360-day period.
     “DOJ” has the meaning set forth in Section 6.5(b)(iii)(B).
     “Drop Dead Date” has the meaning set forth in Section 11.1(d).
     “EBITDA” means, for any period, an amount determined for the Company and its Subsidiaries, on a consolidated basis, in accordance with GAAP as in effect on the Closing Date, and consistent with Company GAAP practices as in effect as of the Closing Date, equal to (i) Consolidated Net Income plus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense (including, without limitation, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness and amortization of intangibles, including, without limitation, goodwill), (e) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve of operating assets or liabilities that are for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), and (f) compensation expense recognized by Company in accordance with GAAP as a result of the Post-Closing Payment described in Section 2.3, below, minus (iii) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve of operating assets or liabilities that are potential cash items in any prior period). Revenues and expenses arising from joint collaborative agreements with Buyer or any of its subsidiaries or Affiliates shall remain in the computation of Consolidated Net Income and shall not be adjusted for purposes of determining EBITDA. Notwithstanding the foregoing, the following shall not be included in the calculation of EBITDA:
(a)	any direct or allocated expenses, overhead expenses, or intercompany or corporate charges of Buyer or its Affiliates (other than the Company and its Subsidiaries);
(b)	any expenses incurred related to re-branding the Company (for example, from “DTN” to “DTN, a Telvent company” or any such similar name);
(c)	any extraordinary, unusual or non-recurring gains, losses or expenses not incurred by the Company or its Subsidiaries in the Ordinary Course of Business, including all Company Transaction Expenses;
(d)	any income or expenses related to the acquisition of the Company and its Subsidiaries by Buyer;
(e)	any income or expense related to the Annex Transaction; and
(f)	any income or expense resulting from acquisitions by the Company or any of its Subsidiaries of any business after the Closing Date.

     “EBITDA Target” means for each fiscal year set forth below, the amount of EBITDA as set forth opposite such year:
•	Fiscal year ending December 31, 2009: U.S. $63.6 million
•	Fiscal year ending December 31, 2010: U.S. $70.3 million
•	Fiscal year ending December 31, 2011: U.S. $76.3 million
     “Employee Portion of the NWC Shortfall” means an amount equal to the product of (i) the NWC Shortfall multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares resulting from the exercise of Class C Options) of all Employee Stockholders, and the denominator of which is the number of shares of Common Stock (including shares resulting from the exercise of Class C Options) issued and outstanding on the Closing Date.
     “Employee Pro Rata Portion” means, for any Employee Stockholder, a fraction, the numerator of which is the amount of Deferred Proceeds of such Employee Stockholder and the denominator of which is the aggregate amount of Deferred Proceeds of all Employee Stockholders.
     “Employee Stockholders” means the Class C Stockholders listed on Schedule 1.1(a).
     “Employee Stockholder Committee” has the meaning set forth in Section 2.3(f)(v).
     “Encumbrance” means any charge, claim, condition, equitable interest, assignment, mortgage, lien, option, pledge, security interest, or other charge, encumbrances or restriction of any kind, including any conditional sale or other title retention agreement and any lease in the nature thereof, restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or any option, right of first refusal, pre-emptive right, or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future.
     “Enterprise Value” means U.S. $445,000,000.
     “Environmental, Health, and Safety Requirements” means all Laws and Orders of all Governmental Entities and all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.
     “Equity Value” means (a) the Enterprise Value, plus (b) Cash of the Company and its Subsidiaries on the Closing Date and less (c) the aggregate amount of Borrowed Indebtedness of the Company and its Subsidiaries and less (d) any Company Transaction Expenses identified pursuant to Section 2.6(b)(ix).
     “ERISA” has the meaning set forth in Section 3.19(a).
     “ERISA Affiliate” has the meaning set forth in Section 3.19(a).
     “ERISA Plans” has the meaning set forth in Section 3.19(a).
     “Escrow Account” has the meaning set forth in Section 2.2(d).
     “Escrow Agent” has the meaning set forth in Section 2.2(c).
     “Escrow Agreement” has the meaning set forth in Section 2.2(d).
     “Escrow Letter of Credit” has the meaning set forth in Section 2.2(d).
     “Excess NWC” has the meaning set forth in Section 2.4(b).
     “Excess NWC Threshold” means ninety percent (90%) of the Average Net Working Capital.
     “Existing Credit Agreement” means the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of March 16, 2007, among DTN, Inc., as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, Goldman Sachs Credit Partners L.P. as Lead Arranger, Sole Bookrunner and Sole Syndication Agent, General Electric Capital Corporation, as Administrative Agent and Collateral Agent and the various Lenders thereto.
     “Final Premium Statement” has the meaning set forth in Section 2.3(h).
     “Financial Statements” has the meaning set forth in Section 3.3.
     “Fraction” has the meaning set forth in Section 2.3(a)(v).
     “FTC” has the meaning set forth in Section 6.5(b)(iii)(B).
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Good Reason” means, with respect to an Employee Stockholder, the Company’s material breach of any employment agreement with such Employee Stockholder which continues after the thirtieth (30th) day after the delivery by the Employee Stockholder of written notice to Buyer of such breach, during which period Buyer shall have an opportunity to cure such breach; provided that an Employee Stockholder shall not be permitted to terminate his or her employment for Good Reason if the breach is not susceptible to immediate cure and during any period in which the Company is diligently pursuing such cure.

     “Governmental Entity” means any federal, state, local, domestic, foreign or supranational government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority, whether federal, state, local, domestic or foreign.
     “Hazardous Materials” mean (a) any element, compound or chemical that is characterized, regulated or defined as a contaminant, pollutant, waste, hazardous or extremely hazardous substance, or a hazardous, medical, biohazardous, infectious or special waste under Environmental, Health, and Safety Requirements; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including, but not limited to corrosivity, ignitibility, toxicity or reactivity, as well as any radioactive or explosive materials; and (e) any asbestos or asbestos-containing materials.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Taxes” means federal, state, local and foreign taxes payable on taxable income of the Company and its Subsidiaries (including, for the avoidance of doubt, franchise taxes calculated on a gross receipts or gross profits basis or in lieu of taxes payable on income), and shall not include any other Taxes payable by the Company or its Subsidiaries.
     “Indebtedness,” as applied to any Person, means, without duplication:
(a)	all indebtedness of such Person for borrowed money;
(b)	that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;
(c)	notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d)	any obligation owed by such Person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or customer service agreements), which purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;
(e)	all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person;
(f)	the face amount of any letter of credit issued as to which that Person is otherwise liable for reimbursement of drawings;
(g)	the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another;
(h)	any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, in each case, to the extent such obligation is indebtedness on the balance sheet of such Person;
(i)	any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above, in each case, to the extent such obligation is indebtedness on the balance sheet of such Person; and
(j)	all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes; provided, that Indebtedness shall exclude any obligation under any operating lease (as determined in accordance with GAAP).
     “Indemnified Party” has the meaning set forth in Section 9.4(a).
     “Indemnifying Party” has the meaning set forth in Section 9.4(a).
     “Intellectual Property” means (a) all patents and patent applications (including all provisionals, divisionals, continuations, continuation-in-parts, renewals and reissues), patentable inventions, patent rights and business methods; (b) all registered and unregistered fictional business names, trade names, trademarks, service marks, and registered domain names and all applications filed with the appropriate regulatory authority with respect to any of the foregoing; (c) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter; (d) all know-how, trade secrets, moral rights, rights of publicity, author’s rights, customer lists, technical information, data, process technology, industrial designs, plans, drawings, and blueprints; and (e) all Software, regardless of whether such rights arise under the Laws of the United States or any state, county or jurisdiction thereof.
     “Interest Rate” means the 90-day London Interbank Offered Rate (“LIBOR”) as of the Closing Date and adjusted as of the last day of each calendar year, as reported on page 3750 of the Dow Jones Telerate news service (or any successor reporting service or other commercially available source providing quotations of LIBOR) as determined by Buyer at approximately

11:00 a.m. London time two (2) Business Days prior to the relevant date of determination, but in no event less than four percent (4%) per annum.
     “Knowledge” means, with respect to the Company, the actual awareness of a fact or other matter by Robert D. Gordon, Richard G. Hallé and John Leiferman, after due and reasonable inquiry; and means, with respect to Buyer, the actual awareness of a fact or other matter by Manuel Sánchez Ortega, Manuel Fernández Maza, Javier Garoz Neira, Bárbara Zubiría Furest or Cameron G. Demcoe, after due and reasonable inquiry.
     “Law” means any code, directive, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets or business, including those promulgated, interpreted or enforced by any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 3.11(b).
     “Legal Requirement” means any Law or Order of any Governmental Entity.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including any liability for Taxes or Indebtedness.
     “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or prevent or materially impair the ability of the Company or any Seller to perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or primarily attributable to any of the following, either alone or in combination:
(a)	events, circumstances, changes or effects that generally affect the industries in which the Company’s customers operate, provided that the Company and its Subsidiaries, or the industry in which they operate, taken as a whole, are not disproportionately affected;
(b)	any conditions in the United States capital markets, securities markets or general economy, provided that the Company and its Subsidiaries, or the industry in which they operate, taken as a whole, are not disproportionately affected;
(c)	any public announcement of this Agreement, the taking of any action contemplated hereby, the pendency of the transactions contemplated hereby or of the consummation of the transactions contemplated hereby; and
(d)	acts of war (whether or not declared), armed hostilities, sabotage or terrorism, military actions or the escalation thereof, acts of God including unusually severe actions of the elements, drought, flood, earthquake, unusually severe storm, fire, or lightning, or other force majeure events occurring after the date hereof.
     “Material Real Property Leases” means the Real Property Leases for the real property located, for street numbering purposes, at (i) 9110 West Dodge Road, Omaha, NE and (ii) 11111 “E” Circle, Omaha, NE.
     “Most Recent Balance Sheet” means the unaudited consolidated balance sheet as of June 30, 2008 for Company and its Subsidiaries.
     “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).
     “Net Working Capital” means the total current assets, excluding Cash, of the Company and its Subsidiaries on a consolidated basis, less the total current liabilities of the Company and its Subsidiaries on a consolidated basis, excluding any current liabilities for (i) Income Taxes, (ii) current portion of long-term Borrowed Indebtedness (provided, however, that if any draw down is made under that certain Clean Irrevocable Letter of Credit No. S08076 issued on February 5, 2008 by Svenska Handelsbanken, New York Branch, for the benefit of Travelers Casualty and Surety Company of America, on or prior to the Closing Date, then the total amount of such draw down shall be counted as a current portion of long-term Borrowed Indebtedness for purposes of determining Net Working Capital), (iii) interest accruing on, and any financial derivative associated with, the Borrowed Indebtedness, and (iv) the Aggregate Company Withholding Taxes. Net Working Capital shall calculated in accordance with GAAP and in manner consistent with the calculation of Net Working Capital on the Form Statement of Net Working Capital set forth on Exhibit B attached hereto.
     “Non-Employee Class C Stockholder” means each holder of Class C Common Stock that is not an Employee Stockholder.
     “Non-Employee Seller Escrow Amount” means, for each Class A Stockholder, Class B Stockholder and Non-Employee Class C Stockholder, the aggregate of the number of shares being purchased from such Class A Stockholder, Class B Stockholder or Non-Employee Class C Stockholder, multiplied by the Per Share Escrow Amount.
     “Non-Employee Stockholders” means the Class A Stockholders, the Class B Stockholders and the Non-Employee Class C Stockholders.
     “Non-Material Real Property Leases” means all Real Property Leases except for the Material Real Property Leases.
     “Notice of Disagreement” has the meaning set forth in Section 2.4(a).
     “NWC Closing Statement” has the meaning set forth in Section 2.4(a).
     “NWC Shortfall” has the meaning set forth in Section 2.4(c).

     “NWC Shortfall Threshold” means one hundred ten percent (110%) of the Average Net Working Capital.
     “Option Plan” means that certain DTN Holding Company, Inc. First Amended and Restated Stock Option Plan effective as of January 31, 2008.
     “Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any Governmental Entity to which any Person is a party or that is or may be binding on any Person or its assets or business.
     “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice or in compliance with applicable Law.
     “Other Bid” has the meaning set forth in Section 6.7.
     “Owned Real Property” has the meaning set forth in Section 3.11(a).
     “Paid Escrow Percentage” means, as of any date, a fraction, the numerator of which is the aggregate number of shares of Closing Date Purchased Stock purchased from the Class A Stockholders, the Class B Stockholders and the Non-Employee Class C Stockholders, and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding as of the Closing (including any shares of Common Stock issued pursuant to the exercise of the Class C Options on the Closing Date as contemplated in this Agreement).
     “Per Share Closing Cash Payment” means (i) the Closing Cash Payment, divided by (ii) the aggregate number of shares (including shares issued upon exercise of the Class C Options) of Closing Date Purchased Stock.
     “Per Share Escrow Amount” means ten percent (10%) of the Per Share Closing Cash Payment.
     “Permits” means certificates, licenses, permits and variances issued by, obtained or required to be obtained from any Governmental Entity.
     “Permitted Encumbrances” means:
(a)	Encumbrances set forth on Schedule 1.1(b);
(b)	any Encumbrance for Taxes, fees, assessments or other charges or levies by any Governmental Entity, either (i) not due, payable or delinquent (or which may be paid without interest or penalties) or (ii) being contested in good faith;
(c)	mechanics’, carriers’, workers’, repairers’, cashiers’, landlords’, warehousemen’s and other similar Encumbrances arising or imposed by Law, and incurred in the Ordinary Course of Business for amounts not yet due and payable, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation);
(d)	all leases to which the Company or any of its Subsidiaries is a party;
(e)	matters which would be disclosed by an accurate survey or inspection of real property which do not impair the occupancy or current use of the Real Property they encumber;
(f)	Encumbrances incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of property on account thereof that have not been dismissed within 30 days;
(g)	purported Encumbrances evidenced by the filing of precautionary UCC financing statements relating solely to operating leases (under GAAP) of personal property entered into in the Ordinary Course of Business;
(h)	Encumbrances in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
(i)	Encumbrances described in Schedule 6.1(b);
(j)	licenses of Company Intellectual Property granted by the Company in the Ordinary Course of Business; and
(k)	zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities, and exceptions, restrictions, easements, imperfections of title, charges, rights-of-way that do not materially interfere with the present use of the Real Property or the marketability of the title to the Owned Real Property.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Post-Closing Payment” has the meaning set forth in Section 2.3(a).
     “Post-Closing Tax Period” has the meaning set forth in Section 10.2(b)(i).

     “Pre-Closing Returns” has the meaning set forth in Section 10.1.
     “Pre-Closing Tax Period” has the meaning set forth in Section 10.2(a).
     “Preferred Stock” means the shares of capital stock of the Company, par value $0.01 per share, designated as “Preferred Stock” in the Certificate of Incorporation.
     “Premium” has the meaning set forth in Section 2.3(a)(v).
     “Premium Dispute Notice” has the meaning set forth in Section 2.3(h).
     “Premium Settlement Date” means the date that the Premium Statement becomes final and binding pursuant to Section 2.3(h).
     “Premium Statement” has the meaning set forth in Section 2.3(h).
     “Principal Customers” has the meaning set forth in Section 3.25.
     “Principal Providers” has the meaning set forth in Section 3.25.
     “Prior Period Returns” has the meaning set forth in Section 10.1.
     “Pro Rata Portion” means, for any such Seller, a fraction, the numerator of which is the number of shares of Closing Date Purchased Stock sold by such Seller pursuant to this Agreement, and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding as of the Closing Date.
     “Pro Rata Portion of the Unpaid Damage Claims” means an amount for each Employee Stockholder equal to (i) the Unpaid Damage Claims multiplied by a fraction, the numerator of which is the number of shares of Closing Date Purchased Stock (after exercise of all Class C Options) sold by such Employee Stockholder on the Closing Date, and the denominator of which is the number of shares of Common Stock issued and outstanding (after exercise of all Class C Options) on the Closing Date.
     “Proceeding” means any action, arbitration, audit, charge, claim, complaint, demand, hearing, investigation, litigation, notice, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before any court or quasi-judicial or administrative agency of any Governmental Entity or before any arbitrator.
     “Real Property” means the Leased Real Property and the Owned Real Property.
     “Real Property Leases” has the meaning set forth in Section 3.11(b).
     “Reference Date” has the meaning set forth in Section 3.4.
     “Registered Intellectual Property” means all Intellectual Property that is registered or filed with any Governmental Entity, including all patents, registered copyrights and registered trademarks, and all applications for any of the foregoing.

     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispensed, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) of Hazardous Materials.
     “Replenishment Amount” has the meaning set forth in Section 2.4(c).
     “Required Consents” means all Consents required from customers, lessors, licensors, lenders, Governmental Entities or any other Person under (i) the Permits listed on Schedule 3.8, (ii) Material Real Property Leases, (iii) those Contracts required to be disclosed under Sections 3.13(a), (b), (c), (e), (f), (j), (n) and (o), (iv) any Legal Requirement, or (v) the licenses required to be set forth in Schedule 3.12(b), in each case relating to the transfer of Closing Date Purchased Stock to Buyer or the change in control of the Company, as listed in Schedule 8.1(a)(v); provided, however, that “Required Consents” shall not include any Consent required under the Existing Credit Agreement.
     “Reverse Break-Up Fee” has the meaning set forth in Section 9.5(b).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sellers” has the meaning set forth in the Preamble to this Agreement.
     “Sellers’ Representative” has the meaning set forth in Section 7.3(a).
     “Settlement Date” means the date the Closing Statements become final and binding on the parties pursuant to the provisions of Section 2.4(a).
     “Software” means all computer software programs, interfaces, tools, utilities, graphics, displays, screens, databases, database layouts and structures and data collections, including all rights therein and all source code (including annotations) and object code versions of the foregoing.
     “Straddle Period” has the meaning set forth in Section 10.2(a).
     “Straddle Period Returns” has the meaning set forth in Section 10.2(a).
     “Subsidiary” means any corporation, partnership, limited liability company, or other entity with respect to which the Company, directly or indirectly, owns a majority of the common stock, partnership interests, membership interests, or other equity ownership interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body.
     “Subsidiary Capital Stock” has the meaning set forth in Section 3.2(b).
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Distribution” has the meaning set forth in Section 2.3(j).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Telvent” means Telvent GIT, S.A., a company organized under the laws of Spain.
     “Third-Party Claim” has the meaning set forth in Section 9.4(a).
     “Third-Party Intellectual Property” has the meaning set forth in Section 3.12(b)(i).
     “Transaction” means the sale by Sellers and purchase by Buyer of the Closing Date Purchased Stock pursuant to the terms of this Agreement.
     “Transaction Documents” means this Agreement and the Escrow Agreement.
     “Unpaid Damage Claims” means the aggregate amount of Damages that Buyer is unable to collect from the Non-Employee Seller Escrow Amount as a result of the operation of the second sentence of Section 9.6 hereof.
     Section 1.2 Terms Generally.
     The definitions set forth or referenced in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. All references to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to a “day” or number of “days” (without the explicit qualifications of “business”) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. All references to dollar amounts in this Agreement and in the other Transaction Documents shall be references to United States Dollars.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING
     Section 2.1 Shares.
          (a) Subject to the terms and conditions of this Agreement, at the Closing Sellers will sell and transfer to Buyer, and Buyer shall purchase from Sellers, the Closing Date Purchased Stock, consisting of 95,919 shares of Class A Common Stock, 4,081 shares of Class B Common Stock and 18,169 shares of Class C Common Stock.
     Section 2.2 Purchase Price.
     For and in consideration of the sale of 100% of the issued and outstanding shares of Common Stock, Buyer hereby agrees to pay to, or deliver on behalf of, Sellers the consideration described in this Section 2.2 on the dates and in the manner set forth below:
          (a) Closing Cash Payment. At the Closing, Buyer shall pay, by wire transfer of immediately available funds:
     (i) to each Class A Stockholder and to each Class B Stockholder, an amount equal to (1) the product of (A) the Per Share Closing Cash Payment multiplied by (B) the number of shares of Class A Common Stock and/or Class B Common Stock being sold by such Seller on the Closing Date, less (2) an amount equal to such Seller’s Non-Employee Seller Escrow Amount;
     (ii) to each Non-Employee Class C Stockholder, an amount equal to (1) the product of (A) the Per Share Closing Cash Payment multiplied by (B) the number of shares of Class C Common Stock (including, if applicable, those shares of Class C Common Stock acquired upon exercise of the Class C Options by such Non-Employee Stockholder on the Closing Date) being sold by such Seller on the Closing Date less (2) the aggregate exercise price payable by such Non-Employee Stockholder to the Company upon exercise of the Class C Options on the Closing Date by such Non-Employee Stockholder, if applicable, less (3) an amount equal to such Seller’s Non-Employee Seller Escrow Amount, and less (4) Company Withholding Taxes, as applicable;
     (iii) to each Employee Stockholder, an amount equal to (1) the product of the Per Share Closing Cash Payment multiplied by the number of shares of Class C Common Stock (including, if applicable, those shares of Class C Common Stock acquired upon exercise of the Class C Options by such Employee Stockholder on the Closing Date) being sold by such Seller on the Closing Date, less (2) the aggregate exercise price payable by such Employee Stockholder to the Company upon exercise of the Class C Options on the Closing Date by such Employee Stockholder, if applicable, less (3) the Deferred Proceeds for such Employee Stockholder, and less (4) Company Withholding Taxes, as applicable; and
     (iv) to the Company, the Aggregate Company Withholding Taxes.

          (b) On or before the date that is twenty (20) days after the date hereof, each Employee Stockholder shall provide written notice (the “Deferred Notice”) to Buyer of the percentage (the “Deferred Percentage”) of such Employee Stockholder’s After-Tax Proceeds, which percentage shall not be less than fifty percent (50%), for which payment shall be deferred in accordance with Section 2.3.
          (c) Deferred Payment Letter of Credit. At the Closing, Buyer shall deposit into an escrow account, to be established pursuant to the terms of an escrow agreement to be entered into by and among the Buyer, the members of the Employee Stockholder Committee and an escrow agent mutually acceptable to the Buyer and the Employee Stockholder Committee (the “Escrow Agent”) in a form reasonably acceptable to the parties thereto (the “Deferred Payment Escrow Agreement”) a standby letter of credit issued by Bank of America, NA (the “Deferred Payment Letter of Credit”), in the amount equal to the aggregate of the Deferred Proceeds of all of the Employee Stockholders, plus interest accruing on such amount at the Interest Rate from the Closing Date until December 31, 2011.
          (d) Escrow Account. At the Closing, Buyer shall deposit into an escrow account (the “Escrow Account”), to be established pursuant to the terms of an escrow agreement to be entered into by and among Buyer, the Sellers’ Representative and the Escrow Agent in a form reasonably acceptable to the parties thereto (the “Escrow Agreement”), a standby letter of credit issued by Bank of America, NA (the “Escrow Letter of Credit”), in an amount equal to the Aggregate Escrow Amount plus an amount sufficient to cover the interest payments described in Sections 2.2(d)(i) and 2.2(d)(ii) below. The Aggregate Escrow Amount shall be released on the dates and in the manner set forth below:
     (i) on the one-year anniversary of the Closing Date, fifty percent (50%) of the Aggregate Escrow Funds, plus interest on such amount accruing at the Interest Rate from the Closing Date until such one-year anniversary date, shall be drawn down by the Escrow Agent under the Escrow Letter of Credit and released to the Non-Employee Stockholders in accordance with Section 2.2(d)(iv) on such date;
     (ii) on the eighteenth (18th) month anniversary of the Closing Date, the remaining Aggregate Escrow Funds, plus interest on such amount accruing at the Interest Rate from the Closing Date until such eighteenth (18th) month anniversary date, shall be drawn down by the Escrow Agent under the Escrow Letter of Credit and released to the Non-Employee Stockholders in accordance with Section 2.2(d)(iv) on such date;
     (iii) promptly after settlement of pending indemnification claims, the Escrow Agent shall draw down from the Escrow Letter of Credit and release to the Non-Employee Stockholders any amounts, plus interest on such amounts accruing at the Interest Rate from the Closing Date until such date, which would have been drawn down and released to the Non-Employee Stockholders pursuant to subparagraphs (i) and (ii), above, but for such pending claims; and

     (iv) each Non-Employee Stockholder shall receive a portion of the Aggregate Escrow Amount plus any interest payable thereon to be released pursuant to subparagraphs (i), (ii) and (iii) above equal to the product of (A) the then released portion of the Aggregate Escrow Amount plus any interest payable thereon and (B) a fraction, the numerator of which is the number of shares of Common Stock sold by such Non-Employee Stockholder, and the denominator of which is the aggregate number of shares of Common Stock sold by all Non-Employee Stockholders hereunder.
     Section 2.3 Post-Closing Payment.
          (a) Payment of Post-Closing Payment. Buyer shall pay to each Employee Stockholder at the times set forth in Section 2.3(b) an amount determined as follows (the “Post-Closing Payment”):
     (i) the Deferred Proceeds of such Employee Stockholder;
     plus
     (ii) interest on the Deferred Proceeds of such Employee Stockholder accruing at the Interest Rate from the Closing Date until the date of such payment;
     less
     (iii) such Employee Stockholder’s Pro Rata Portion of the Unpaid Damage Claims, provided, however, that such amount shall not exceed (A) ten percent (10%) of the consideration received or deemed to be received by such Employee Stockholder pursuant to Section 2.2(a)(iii)(1);
     less
     (iv) such Employee Stockholder’s Employee Pro Rata Portion of the NWC Shortfall (the amount determined pursuant to Sections 2.3(a)(i), (ii), (iii) and (iv) being hereinafter referred to as the “Base Payment”);
     plus
     (v) an amount (the “Premium”) equal to the product of (i) the sum of the amounts in (A) Section 2.3(a)(i) and (B) Section 2.3(a)(ii), (ii) seventy-eight percent (78%) and (iii) a fraction (the “Fraction”), the numerator of which is the cumulative EBITDA of the Company for the period commencing on January 1, 2009 through December 31, 2011, and the denominator of which is the cumulative EBITDA Target of the Company for the period commencing on January 1, 2009 through December 31, 2011; provided, however, that in the event that the Fraction is less than 0.90, then no Premium shall be due and payable;
     less

     (vi) an amount equal to such Employee Stockholders’ Employee Pro Rata Portion of any fees of the Accounting Firm allocated to the Employee Stockholders pursuant to Section 2.3(h) hereof;
     less
     (vii) the amount of any Tax Distributions made to such Employee Stockholder pursuant to Section 2.3(j) hereof.
          (b) General. Each Employee Stockholder shall be entitled to be paid, in full payment of such Employee Stockholder’s Deferred Proceeds, the Post-Closing Payment on the times and in the manner specified in this Section 2.3(b). The Base Payment shall be made on or before December 31, 2011. The Premium shall be paid no later than three (3) Business Days after the Premium Settlement Date. Notwithstanding the foregoing, Buyer shall be obligated to pay the Base Payment to each Employee Stockholder, or such Employee Stockholder’s beneficiaries or estate, as appropriate, promptly after, and in any event within thirty (30) days after the termination of such Employee Stockholder’s employment with the Company due to his or her death, Disability, termination without Cause or resignation for Good Reason. Nothing in this Agreement creates or is intended to create, a fixed term of employment, or a guarantee of employment, express or implied, or to otherwise limit the parties’ rights to terminate the employment relationship at will with or without cause, and with or without notice, subject to applicable Law.
          (c) Termination for Death, Disability, Without Cause or for Good Reason. If an Employee Stockholder’s employment with the Company terminates before December 31, 2011, as a result of his or her death, Disability, termination without Cause, or resignation for Good Reason, such Employee Stockholder, or such Employee Stockholder’s beneficiaries or estate, as appropriate, shall be entitled to receive, to the extent and at the time the Premium is paid to the other Employee Stockholders, a portion of the Premium equal to the product of (i) the Premium, multiplied by (ii) a fraction, the numerator of which is the number of days that such Employee Stockholder was employed by the Company from January 1, 2009 until December 31, 2011, and the denominator of which is the number of days from January 1, 2009 until December 31, 2011.
          (d) Termination Other Than For Death, Disability, Without Cause or for Good Reason. If an Employee Stockholder’s employment with the Company terminates for any reason, other than by reason of his or her death, Disability, termination without Cause or resignation for Good Reason before December 31, 2011, such Employee Stockholder shall not be entitled to receive the Premium.
          (e) Calculation of EBITDA. The Company and Buyer shall calculate EBITDA of the Company in good faith and in a manner consistent with the calculation of EBITDA set forth in the form statement of EBITDA set forth on Exhibit E attached hereto.
          (f) Employee Stockholder Committee.
     (i) Each Employee Stockholder, for itself and its personal representatives and other successors, hereby severally constitutes and appoints the

Employee Stockholder Committee, as its agent and attorney-in-fact with full power and authority in the name of and for and on behalf of each Employee Stockholder, coupled with an interest, to serve as the Employee Stockholder Committee under this Agreement to (i) take all such reasonable actions with respect to this Agreement relating to the Post-Closing Payment, as the Employee Stockholder Committee shall deem appropriate and (ii) do each and every act and exercise any and all rights which such Employee Stockholder, or the Employee Stockholders collectively, are permitted or required to do or exercise under this Agreement; provided, however, that in no case shall the Employee Stockholder Committee be entitled to take any such action the effect of which would be to treat any Employee Stockholder disproportionately to any other Employee Stockholder.
     (ii) The Employee Stockholder Committee shall not be liable for any act done or omitted hereunder as the Employee Stockholder Committee while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Employee Stockholders hereby severally indemnify and hold harmless the Employee Stockholder Committee against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Employee Stockholder Committee and arising out of or in connection with the acceptance or administration of its duties under this Agreement or the Escrow Agreement.
     (iii) The Employee Stockholder Committee shall have reasonable access to information about the Company and Buyer and the reasonable assistance of Company’s and Buyer’s officers and employees as may be necessary for purposes of performing its duties and exercising its rights under this Agreement, provided that the Employee Stockholder Committee shall treat confidentially and not disclose any nonpublic information from or about Company or Buyer to anyone (except on a need-to-know basis to individuals who agree in writing to treat such information confidentially) and Employee Stockholder Committee shall comply with the confidentiality provisions of this Agreement.
     (iv) A decision, act, consent or instruction of the Employee Stockholder Committee shall constitute a decision of all of the Employee Stockholders and shall be final, binding and conclusive upon each such Employee Stockholder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Employee Stockholder Committee as being the decision, act, consent or instruction of each and every such Employee Stockholder. The Escrow Agent and Buyer are hereby relieved from, and shall be indemnified and held harmless for, any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Employee Stockholder Committee.
     (v) The Employee Stockholder Committee shall be a committee of three Employee Stockholders (the “Employee Stockholder Committee”) and shall initially be Robert D. Gordon, John Leiferman and Lori Cocking. Members of the

Employee Stockholder Committee may be replaced at any time, from time to time, by a Employee Stockholder reasonably acceptable to Buyer, including in the event of the death, resignation or incapacity of a member of the Employee Stockholder Committee, by the written consent of Employee Stockholders (or their successors or assigns) constituting a majority of the Deferred Proceeds (calculated by dividing amount of Deferred Proceeds of all Employee Stockholders executing such written consent by the aggregate amount of Deferred Proceeds of all Employee Stockholders) of the date of such written consent. Any replacement of a member of the Employee Stockholder Committee pursuant to this subsection shall become effective upon delivery of written notice of such change to Buyer.
          (g) Statement of Calculation of EBITDA. Promptly after the Company’s audited financial statements are available after the end of the fiscal year 2009 and 2010, and in any event before May 31, each such fiscal year, Buyer shall deliver to the Employee Stockholder Committee, its calculation of EBITDA for such fiscal year and a statement showing Buyer’s calculation of EBITDA for each such fiscal year. If the Employee Stockholder Committee disputes the calculation of EBITDA provided by the Buyer, it shall notify Buyer of such dispute in writing (such notice to set forth in reasonable detail the component or components of the Premium Statement that are in dispute and the basis of such dispute) and the Employee Stockholder Committee, and the Buyer shall attempt to resolve the dispute in good faith. If the dispute cannot be resolved, each of the parties shall memorialize their calculations of EBITDA.
          (h) Statement of Calculation of Premium. As soon as practicable after December 31, 2011, and in any event within ninety (90) days thereafter, Buyer shall deliver to the Employee Stockholder Committee a statement showing Buyer’s calculation of the Premium, including its calculations of the cumulative EBITDA of the Company for the period commencing on January 1, 2009 through December 31, 2011 (the “Premium Statement”). The Employee Stockholder Committee shall have a period commencing upon delivery of the Premium Statement by Buyer and expiring thirty (30) days after such delivery date to review the Premium Statement. During such period, Buyer shall permit the Employee Stockholder Committee and its agents or representatives to have full and complete access to, and to examine, all work papers and schedules that are or were necessary to prepare and/or review the Premium Statement, it being the understanding of the parties that the members of the Employee Stockholder Committee shall perform their review of the Premium Statement at times and in a manner not in derogation of their duties as employees of the Company. In the event the Employee Stockholder Committee reasonably and in good faith disputes any determination contained in the Premium Statement, the Employee Stockholder Committee shall, within thirty (30) days after delivery of the Premium Statement, deliver a notice to Buyer (the “Premium Dispute Notice”), setting forth in reasonable detail the component or components of the Premium Statement, which are in dispute and the basis of such dispute. If the Employee Stockholder Committee fails to deliver a Premium Dispute Notice to Buyer within thirty (30) days after Buyer’s delivery of the Premium Statement, then the Employee Stockholders shall be bound by the calculations contained in the Premium Statement, and the Premium Statement shall be deemed to be the Final Premium Statement (as defined below). If the Employee Stockholder Committee delivers the Premium Dispute Notice within such thirty (30) day period, then the Employee Stockholder Committee and Buyer will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within thirty (30) days after receipt by the Buyer of the Premium Dispute Notice. If Buyer and the Employee Stockholder Committee fail to resolve any such dispute within thirty (30) days after receipt by Buyer of the Premium Dispute Notice, they shall submit the dispute to a nationally recognized accounting firm mutually acceptable to Buyer and the Employee Stockholder Committee (the “Accounting Firm”) to review the Premium Statement. Buyer and the Employee Stockholder Committee shall make available to the Accounting Firm all work papers and all other information and material in their possession relating to the matters in the Premium Dispute Notice. Buyer and the Employee Stockholder Committee will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Employee Stockholder Committee shall instruct the Accounting Firm not to assign a value to any disputed items that is outside of the range of values specified by Buyer and Employee Stockholder Committee (i.e., if Buyer assigns a value of 100 to an item and Employee Stockholder Committee assigns a value of 50, the Accounting Firm shall not assign a value higher than 100 nor lower than 50). Buyer and the Employee Stockholder Committee shall also instruct the Accounting Firm to make its determination of the disputed component or components of the cumulative EBITDA based solely on written submissions by Buyer and the Employee Stockholder Committee which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review) within thirty (30) days following submission of such matters to the Accounting Firm. The parties hereby expressly agree that the determination of the Accounting Firm shall be final and binding on the parties (absent fraud or manifest bad faith by the Accounting Firm). The Premium Statement, as determined by Buyer (if not disputed), or as modified (if at all) by agreement of Buyer and the Employee Stockholder Committee or by decision of the Accounting Firm, shall be referred to herein as the “Final Premium Statement.” Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determinations contained in the Final Premium Statement. The costs, expenses and fees of the Accounting Firm shall be borne by the Employee Stockholders, on the one hand, and Buyer, on the other hand, based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by such party.
          (i) Deferred Payment Letter of Credit to Secure Payment of Base Payment. The payment of the Base Payment shall be secured by the Deferred Payment Letter of Credit.
          (j) Tax Distribution. Prior to the payment of the Post-Closing Payment to each Employee Stockholder, Buyer shall distribute to such Employee Stockholder, on or prior to January 31st each year, the product of (i) the interest earned on such Employee Stockholder’s Deferred Proceeds during the preceding year (or portion of such year, if applicable) multiplied by (ii) the assumed ordinary income marginal tax rates set forth on Exhibit A for such Employee Stockholder (such product being referred to herein as the “Tax Distribution”).
     Section 2.4 Post-Closing Working Capital Adjustment.
          (a) On or prior to the date that is sixty (60) days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) and (ii) a closing statement (in its final and binding form, the “NWC Closing Statement,”

and, together with the Closing Balance Sheet, the “Closing Statements”) setting forth the Net Working Capital of the Company and its Subsidiaries on the Closing Date, together with a complete copy of the work papers used by Buyer and its representatives in preparation of the Closing Statements. The Closing Statements shall be prepared in accordance with GAAP in a manner consistent with past practice. The Closing Balance Sheet shall fairly present the consolidated financial position of the Company and its Subsidiaries as of the Closing Date. The NWC Closing Statement shall include line items consistent with the form statement of Net Working Capital attached hereto as Exhibit B. From the date Buyer originally delivers the Closing Statements and continuing during the period of any dispute with respect to the Closing Statements, Buyer shall, and shall cause the Company to, provide the Sellers’ Representative with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Company who were involved in the preparation of the Closing Statements. The Closing Statements shall become final and binding upon the parties fifteen (15) days following the Sellers’ Representatives receipt thereof unless the Sellers’ Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall state each item to which the Sellers’ Representative takes exception and specify in reasonable detail the nature and amount of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Closing Statements (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, the Sellers’ Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. At the end of such 30-day period, the Sellers’ Representative and Buyer shall submit to the Accounting Firm for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. Buyer and the Sellers’ Representative shall instruct the Accounting Firm to make a final determination of the items included in the Closing Statements (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Sellers’ Representative will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Sellers’ Representative shall instruct the Accounting Firm not to assign a value to any disputed items that are outside of the range of values specified by Buyer and Sellers’ Representative (i.e., if Buyer assigns a value of 100 to an item and Sellers’ Representative assigns a value of 50, the Accounting Firm shall not assign a value higher than 100 nor lower than 50). Buyer and the Sellers’ Representative shall also instruct the Accounting Firm to make its determination based solely on written submissions by Buyer and the Sellers’ Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review) within thirty (30) days following submission of such matters to the Accounting Firm. The parties hereby expressly agree that the determination of the Accounting Firm shall be final and binding on the parties (absent fraud or manifest bad faith by the Accounting Firm). The fees and expenses of the Accounting Firm pursuant to this Section 2.4(a) shall be borne by Buyer and the Sellers in inverse proportion to the amount awarded to the parties by the Accounting Firm as compared to the total amount in dispute, as determined by the

Accounting Firm. The Sellers and Buyer agree that the process set forth in this Section 2.4(a) shall be the exclusive method to resolve the disagreements set forth in the Notice of Disagreement.
          (b) If the Net Working Capital of the Company and its Subsidiaries as determined in Section 2.4(a) exceeds the Excess NWC Threshold (the amount by which Net Working Capital exceeds the Excess NWC Threshold being hereinafter referred to as the “Excess NWC”), Buyer shall pay to each Seller no later than ten (10) Business Days after the Settlement Date, by delivery of immediately available funds pursuant to wire instructions delivered to Buyer in writing prior to Closing, or as specified after the Closing by such Seller in writing, an amount equal to such Seller’s Pro Rata Portion of the Excess NWC.
          (c) If the Net Working Capital of the Company and its Subsidiaries as determined in Section 2.4(a) is less than the NWC Shortfall Threshold (the amount by which Net Working Capital is less than the NWC Shortfall Threshold being hereinafter referred to as the “NWC Shortfall”), then an amount equal to the product of (i) the Paid Escrow Percentage multiplied by (ii) the NWC Shortfall shall be drawn down by the Escrow Agent under the Escrow Letter of Credit and released to Buyer or, at the option of Buyer, Buyer may cause the face amount of the Escrow Letter of Credit to be reduced by the amount of the NWC Shortfall. In the event that the NWC Shortfall is in excess of $1,000,000 (such excess, the “Replenishment Amount”), each Non-Employee Stockholder agrees, no later than ten (10) Business Days after the Settlement Date, to transfer into the Escrow Account, by delivery of immediately available funds pursuant to wire instructions to be provided by the Escrow Agent, an amount equal to such Non-Employee Stockholder’s Pro Rata Portion of the Replenishment Amount. The Sellers shall be severally liable for the obligation to pay Buyer the Replenishment Amount.
     Section 2.5 Closing.
     The closing of the transactions contemplated by this Agreement with respect to the purchase and sale of the Closing Date Purchased Stock (the “Closing”) shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, OH 44114 at 10:00 a.m., Eastern Daylight Time, on the date which is the later of (i) three (3) Business Days after the satisfaction or waiver of the closing conditions contained in Article VIII, (ii) as soon as practicable after the Buyer holds a meeting of its stockholders, such meeting expected to be held on October 23, 2008, to effect the waiver by Telvent’s stockholders of certain preemptive rights under Spanish law, or (iii) at such other time and place as the parties may agree in writing (the “Closing Date”).
     Section 2.6 Closing Obligations.
     At the Closing:
          (a) Each Seller will deliver to the Buyer:
     (i) certificates representing the shares of the Closing Date Purchased Stock held by such Seller duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, with guaranteed signature, or a duly executed lost stock affidavit; and

     (ii) a receipt for such Seller’s portion of the Closing Cash Payment.
          (b) The Company will deliver to the Buyer:
     (i) resignations, effective as of the Closing, of each director of the Company whom the Buyer shall have specified in writing to the Sellers prior to the Closing;
     (ii) certificates evidencing that the Company and each Subsidiary is in good standing in all jurisdictions where the Company or each Subsidiary is obligated to be qualified, dated as of a date not earlier than ten (10) days before the Closing Date;
     (iii) all Required Consents;
     (iv) a legal opinion of counsel, such counsel to be reasonably acceptable to Buyer, to the Company, in substantially the form set forth in Exhibit C;
     (v) the certificate referred to in Section 8.1(a)(viii);
     (vi) the statement referred to in Section 10.8;
     (vii) a certificate of an officer of the Company, (i) certifying as complete and accurate as of Closing the copies of the Certificate of Incorporation and bylaws of the Company attached to such certificate, (ii) certifying and attaching the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth herein, and (iii) certifying to the incumbency and signatures of the officer of the Company executing this Agreement and any other documents delivered pursuant to this Agreement;
     (viii) evidence reasonably satisfactory to Buyer of the exercise of the Class C Options and the termination of the Option Plan, with each holder of Class C Options having (i) exercised its Class C Options prior to Closing and paid the exercise price therefor or (ii) exercised the Class C Options on the Closing Date on a cashless basis pursuant to Section 2.2 hereof; and
     (ix) a certificate setting forth the amount of Company Transaction Expenses not paid on or prior to the Closing Date or stating that all Company Transaction Expenses have been paid.
          (c) The Buyer will deliver to the Sellers and, in the case of (ii) below, the Sellers’ Representative, and in the case of (iii) through (vi) below, the Escrow Agent:
     (i) the Closing Cash Payment;
     (ii) the certificate referred to in Section 8.2(d);

          (iii) the Escrow Letter of Credit;
          (iv) the Escrow Agreement, executed by Buyer;
          (v) the Deferred Payment Letter of Credit; and
          (vi) the Deferred Payment Escrow Agreement.
          (d) The Escrow Agent will deliver to the Buyer, the Sellers and the Seller’s Representative:
          (i) the Escrow Agreement, executed by Escrow Agent; and
          (ii) the Deferred Payment Escrow Agreement.
          (e) The Sellers’ Representative will deliver to the Buyer and the Sellers the Escrow Agreement, executed by the Sellers’ Representative.
          (f) The Employee Stockholder Committee will deliver to the Buyer and the Sellers the Deferred Payment Escrow Agreement, executed by the members of the Employee Stockholder Committee.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
     Except as set forth in the disclosure schedules accompanying this Agreement delivered by the Company, each referencing specifically the applicable representations and warranties (provided that each matter disclosed in any schedule hereto shall be deemed to be disclosed with respect to any other section or subsection of this Article III to the extent it is disclosed in such a way as to make its relevance to such other section or subsection reasonably apparent on its face), the Company represents and warrants to Buyer as follows:
     Section 3.1 Organization, Qualification and Corporate Power.
     The Company and each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect. The Company and each Subsidiary has all requisite corporate or limited liability company power, as the case may be, and authority to conduct its business as it is currently being conducted. The Company has delivered to Buyer or Buyer’s agents correct and complete copies of the following documents for the Company and each Subsidiary: (a) the articles of incorporation and bylaws for each corporation, and all amendments thereto; (b) the articles of organization and operating agreement (or, if applicable, declaration of affairs) for any limited liability company, and all amendments thereto; and (c) minute books of the Company and DTN, Inc.

     Section 3.2 Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consists of (a) 148,747 shares of Class A Common Stock, of which 97,000 shares are issued and outstanding, (b) 3,150 shares of Class B Common Stock, of which 3,000 shares are issued and outstanding, (c) 22,526 shares of Class C Common Stock, of which 15,406 shares are issued and outstanding, and (d) 15,190 shares of Preferred Stock, of which no shares are issued and outstanding. As of the Closing Date, the authorized capital stock of the Company will consist of (a) 148,747 shares of Class A Common Stock, of which 95,919 shares will be issued and outstanding, (b) 4,081 shares of Class B Common Stock, of which 4,081 shares will be issued and outstanding, (c) 22,526 shares of Class C Common Stock, of which 15,406 shares will be issued and outstanding, assuming no exercise or termination of Class C Options prior to the Closing Date, and (d) 15,190 shares of Preferred Stock, of which no shares will be issued and outstanding. Furthermore, the Company has granted 2,763 Class C Options. A complete and accurate list of the holders of all Class C Options and the option agreements between the Company and such holders relating thereto, together with complete and accurate copies of any such stock option agreements, have been delivered to Buyer. On the date hereof, except for the transactions contemplated by the Annex Transaction, all of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and free of all Encumbrances. At the Closing, all of the issued and outstanding shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of all Encumbrances.
          (b) The Company has no Subsidiaries other than those listed on Schedule 3.2. Schedule 3.2 sets forth a schedule of the authorized and outstanding shares of capital stock or membership interests of each Subsidiary, and the legal and beneficial holders thereof (the “Subsidiary Capital Stock”). All of such Subsidiary Capital Stock shown as being outstanding on Schedule 3.2 is duly authorized, validly issued and outstanding and fully paid and non-assessable and is not subject to preemptive rights in favor of any Person. Except for Encumbrances arising out of the Existing Credit Agreement, the shares of the Subsidiary Capital Stock are free from all Encumbrances.
          (c) Except as set forth on Schedule 3.2:
     (i) except for the Class C Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Subsidiary to issue, sell or otherwise cause to become outstanding any of its capital stock;
     (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Subsidiary;
     (iii) there are no voting trusts, proxies, or other written agreements or understandings with respect to the voting of the capital stock of the Company or any Subsidiary;

     (iv) there are no dividends which have accrued or been declared but are unpaid on any of the shares of the Common Stock of the Company or the Subsidiary Capital Stock; and
     (v) there are no shareholder or similar agreements which affect or restrict the voting rights or right to transfer any of the shares of Common Stock of the Company or the Subsidiary Capital Stock, or registration rights or similar agreements with respect to the Company or any Subsidiary in force or effect.
     Section 3.3 Financial Statements.
     Schedule 3.3 sets forth the following consolidated financial statements of the Company and its Subsidiaries (collectively the “Financial Statements”): (a) the audited balance sheet and related statement of operations and cash flows, and the footnotes thereto, for the twelve (12) month periods ended December 31, 2007, December 31, 2006 and December 31, 2005; and (b) the unaudited balance sheet and related statement of operations and cash flows for the six (6) month period ended June 30, 2008. Except as described in the notes thereto, the Financial Statements (i) have been prepared in accordance with GAAP, except that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, (ii) present fairly in all material respects the assets, liabilities and the financial condition of the Company and its Subsidiaries as of such dates and the results of operations and cash flows of the Company and its Subsidiaries for such periods, and (iii) are consistent with the books and records of the Company and its Subsidiaries.
     Section 3.4 Events Subsequent to the Reference Date.
     Since June 30, 2008 (the “Reference Date”), there has not been any change in the business, financial condition, operations or results of the business of the Company and its Subsidiaries which has had a Material Adverse Effect, and, since the Reference Date, the Company and its Subsidiaries have operated their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth on Schedule 3.4, since the Reference Date, none of the actions or events prohibited or circumscribed by Section 6.1 have been taken or have occurred, except as permitted by this Agreement (or otherwise waived by the Buyer). Since the Reference Date, the Company and its Subsidiaries have not experienced any uninsured damage, destruction, or loss to its property or assets in excess of $100,000.
     Section 3.5 No Undisclosed Liabilities.
     Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liability except for (i) Liabilities reflected or reserved against on the Financial Statements, (ii) Liabilities in the Ordinary Course of Business incurred since the date of the Most Recent Balance Sheet included in the Financial Statements, (iii) Liabilities set forth on Schedule 3.5, and (iv) Liabilities and obligations not required by GAAP to be disclosed in the Financial Statements.

     Section 3.6 Noncontravention; Consents.
     Except as set forth in Schedule 3.6, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law or Order of any Governmental Entity to which the Company or any Subsidiary is subject, (b) violate any provision of the articles of incorporation or bylaws or other organizational documents of the Company or any Subsidiary, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract with any Principal Customer or Principal Provider. Except for the Competition Filings and as set forth in Schedule 3.6, neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent with respect to any Legal Requirement of or Permit issued by or obtained from any Governmental Entity or any Consent from the other party to any Contract with any Principal Customer or Principal Provider, in order for the Company, Buyer and Sellers to consummate the transactions contemplated by this Agreement or to carry on the business of the Company and its Subsidiaries after the Closing.
     Section 3.7 Title to Assets.
     Except for Permitted Encumbrances and as otherwise set forth on Schedule 3.7, the Company and each Subsidiary has good and marketable title to, or a valid leasehold interest in, the tangible properties and tangible assets, real or personal, used in its business as it is presently being conducted or included in the Financial Statements or acquired after the date thereof (except for inventory and other assets sold or disposed in the Ordinary Course of Business) free and clear of all Encumbrances. Neither the Company nor any Subsidiary has received any written notice of violation or default under any Legal Requirement or contractual requirement relating to its owned or leased tangible properties and tangible assets that remain uncured or have not been dismissed, except for any such violation or default which would not reasonably be expected to have a Material Adverse Effect. All leases and licenses pursuant to which the Company or any Subsidiary leases or licenses tangible property from others are valid and effective as to the Company, or Subsidiary, as the case may be, in accordance with their respective terms, and there is not, with respect to the Company or Subsidiary, as the case may be, and to the Knowledge of the Company, with respect to any other party, under any of such leases or licenses, any existing default (or event which with notice or lapse of time, or both, would constitute a default), except for any default which would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the tangible assets, real and personal, used in the business of the Company and its Subsidiaries are in good operating condition, sufficient and adequate to conduct the business of the Company and its Subsidiaries as currently conducted in compliance with all Contracts and Legal Requirements.
     Section 3.8 Permits.
          (a) Schedule 3.8 sets forth all Permits issued or granted to the Company or any Subsidiary which are necessary for and material to the operation of the Company’s business as currently conducted and as presently contemplated to be conducted. Except as set forth on Schedule 3.8, (i) all such Permits are in full force and effect and are validly held by the Company or the applicable Subsidiary, and the Company or the applicable Subsidiary has complied in all material respects with all terms and conditions thereof, (ii) during the past three (3) years, the Company or the applicable Subsidiary has not received notice of any Proceeding relating to the noncompliance with, revocation or modification of any such Permits, the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (iii) pursuant to the terms and conditions of such Permits, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
          (b) Each of the Company and its Subsidiaries possesses all material Permits necessary to conduct its business as currently conducted.
     Section 3.9 Compliance with Legal Requirements.
     The Company and each Subsidiary is in compliance in all material respects with all applicable Legal Requirements. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their officers, directors or employees has taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act. No Proceeding has been filed or commenced, or to the Knowledge of the Company, threatened, against the Company or any Subsidiary alleging any failure to so comply with applicable Legal Requirements.
     Section 3.10 Tax Matters.
     Except as set forth in Schedule 3.10:
          (a) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it, and has timely paid all material Taxes due and owing by the Company or the applicable Subsidiary (whether or not shown on any Tax Return). The Tax Returns filed with respect to the Company and each Subsidiary are true, correct and complete in all material respects;
          (b) None of such Tax Returns contains a disclosure statement with respect to the Company or any Subsidiary under Code Section 6662 (or any predecessor statute);
          (c) Neither the Company nor any Subsidiary has received written notice that any taxing authority has asserted against the Company or any Subsidiary any material deficiency or claim for Taxes that remains outstanding. No claim has been made in writing by any taxing authority with which the Company and any Subsidiary does not file Tax Returns that the Company or any Subsidiary is subject to taxation by that taxing authority, nor, to the Knowledge of the Company or any Subsidiary, are there any facts which would cause it to reasonably believe that any such claim is likely to be made;
          (d) All material Tax deficiencies asserted in writing against the Company and its Subsidiaries have been paid or finally settled with no remaining amounts owed;

          (e) There is no pending audit or Proceeding with respect to the Company or any Subsidiary involving (i) the assessment or collection of material Taxes or (ii) a material claim for refund made by the Company or any Subsidiary with respect to Taxes previously paid;
          (f) All material amounts that are required to be collected or withheld by the Company or any Subsidiary, or with respect to Taxes, have been duly collected or withheld, and all such amounts that are required to be remitted to any taxing authority have been duly remitted;
          (g) Neither the Company nor any of its Subsidiaries (i) has been included in an affiliated group (as defined in Code Section 1504) (other than a group the common parent of which was the Company) and (ii) has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
          (h) There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;
          (i) Accruals or reserves for current taxes and deferred Tax Liabilities (A) as stated in the Financial Statements are all in accordance with GAAP and reflect in all material respects current and deferred liabilities for Taxes as of the date of such Financial Statements and (B) as of the Closing Date will, as adjusted in the Ordinary Course of Business, accurately reflect in all material respects current and deferred Liabilities for Taxes as of the Closing Date;
          (j) There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon the assets of the Company or any Subsidiary;
          (k) There are no outstanding requests for extensions of time within which to file returns and reports in respect of any material Taxes owed by the Company or any Subsidiary;
          (l) There are no written agreements with any taxing authority as to Taxes in effect with respect to the Company or any Subsidiary that will remain in effect following the Closing Date;
          (m) Neither the Company nor any Subsidiary is a party to any tax-sharing agreement or similar arrangement (whether in writing or not), including any terminated agreement as to which it could have any continuing Liabilities on or after the Closing Date;
          (n) Neither the Company nor any of its Subsidiaries has pending any application for a ruling relating to Taxes from any taxing authority, has received a ruling within the last five (5) years from any taxing authority, or has entered into any closing agreement with any taxing authority;
          (o) Neither the Company nor any Subsidiary is or has ever been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);
          (p) The Company has delivered or made available to Buyer correct and complete copies of federal Income Tax Returns and state Income Tax Returns filed on behalf of the Company and each Subsidiary for the all taxable years ending on or after December 31, 2004;
          (q) Neither the Company nor any Subsidiary has made or become obligated to make, nor will the Company or any Subsidiary, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make any “excess parachute payment,” as defined in Code Section 280G (without regard to Section (b)(4) thereof);
          (r) The transactions contemplated in this Agreement, either by themselves or in conjunction with any other transaction that the Company has entered into or agreed to, will not as of the Closing Date give rise to any federal Income Tax Liability under Code Section 355(e) for which the Company may be held liable;
          (s) Neither the Company nor any of its Subsidiaries has agreed, nor is the Company or any of its Subsidiaries required, to make any adjustment that will increase the Liability of the Company or any Subsidiary for Taxes for any taxable period ending after the Closing Date as a result of any:
     (i) Change in method of accounting under Code Section 481 for a taxable period ending on or prior to the Closing Date;
     (ii) “Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;
     (iii) Intercompany transactions or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provisions of state, local or foreign Tax law);
     (iv) Installment sale or open transaction disposition; or
     (v) Prepaid amount received on or prior to the Closing Date;
          (t) Neither the Company nor any of its Subsidiaries has, or has ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country;
          (u) There are no material joint ventures, partnerships, or limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary is a party and that, to the Knowledge of the Company, could be treated as a partnership for federal Income Tax purposes; and
          (v) Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Company, entered into either a “reportable transaction” as defined by Code Section 6707A(c)(1) or a “listed transaction” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

     Section 3.11 Real Property; Real Property Leases.
          (a) Schedule 3.11(a) contains a complete and correct list of all real property owned by the Company or any of its Subsidiaries (collectively, together with all appurtenant rights, easements and privileges and all improvements located on such real property, the “Owned Real Property”), and for each parcel of Owned Real Property, contains the correct (i) street address (if any), (ii) legal description, and (iii) record owner of such Owned Real Property. Copies of surveys, title reports or policies which are within the Company’s possession (and the documents referenced therein, to the extent within the Company’s possession and requested by Buyer) with respect to each Owned Real Property previously have been made available to Buyer.
          (b) Schedule 3.11(b) contains a complete and correct list of all leases and subleases under which the Company or any Subsidiary is lessor or lessee or sublessor or sublessee of any real property (the “Leased Real Property”), together with all amendments or supplements thereto (the “Real Property Leases”), and the Company has delivered to Buyer or Buyer’s agents accurate and complete copies of all Real Property Leases. Except as set forth on Schedule 3.11(b), the Non-Material Real Property Leases are in full force and effect and constitute binding obligations of the Company or Subsidiary, as the case may be, and (a) the Company or Subsidiary, as the case may be, has not defaulted thereunder in any material respect and (b) to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute a material default by the Company or Subsidiary, as the case may be. Except as set forth on Schedule 3.11(b), the Material Real Property Leases are in full force and effect and constitute binding obligations of the Company or Subsidiary, as the case may be, and (a) the Company or Subsidiary, as the case may be, has not defaulted thereunder and (b) to the Knowledge of the Company, no event has occurred that with notice or lapse of time, or both, would constitute a default by the Company or Subsidiary, as the case may be.
          (c) All buildings, fixtures and improvements on the Owned Real Property and the Leased Real Property are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, and shall be sufficient for the continued conduct of the business of the Company and its Subsidiaries immediately after the Closing in substantially the same manner as conducted by the Company and its Subsidiaries prior to the Closing. The current use of the Owned Real Property and the Material Real Property Leases by the Company and its Subsidiaries does not violate any applicable Law or any covenant, restriction or easement. To the Knowledge of the Company, the current use of the Non-Material Real Property Leases by the Company and its Subsidiaries does not violate, in any material respect, any applicable Law or any covenant, restriction or easement. Except as set forth on Schedule 3.11(c), no buildings, fixtures or improvements on the Owned Real Property and the Leased Real Property (to the extent used by the Company or any Subsidiary thereon) are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost to the Company or its Subsidiaries.
     Section 3.12 Intellectual Property.
          (a) Intellectual Property Owned by the Company.

     (i) Schedule 3.12(a) contains a complete and correct list of (A) all Registered Intellectual Property owned by the Company or any Subsidiary and (B) all other Intellectual Property that is owned by the Company or any Subsidiary that is necessary for and currently used in the operation of the Company’s business as currently conducted (collectively, the “Company Intellectual Property”) and all registrations and applications filed in any jurisdiction with respect thereto. Schedule 3.12(a) identifies the owner of the Company Intellectual Property.
     (ii) Except as set forth on Schedule 3.12(a), the Company or a Subsidiary owns all right, title and interest in and to the Company Intellectual Property.
     (iii) Except as set forth on Schedule 3.12(a), the Company or a Subsidiary has good and marketable title to the Company Intellectual Property, free and clear of any and all Encumbrances.
     (iv) There are no Orders or pending Proceedings made by or against the Company or a Subsidiary and, to the Knowledge of the Company, there are no actions or proceedings against the Company or a Subsidiary threatened in writing with respect to the Company Intellectual Property, and, there has been no litigation commenced or, to the Knowledge of the Company, threatened with respect to the Company Intellectual Property or the rights therein.
     (v) Except as set forth on Schedule 3.16, the Company Intellectual Property does not infringe or make unlawful use of any Intellectual Property rights of others.
     (vi) The Company or a Subsidiary owns or otherwise has all Intellectual Property rights necessary for the operation of its business as currently conducted.
     (vii) To the Knowledge of the Company, there has not been, nor is there currently, any misappropriation or infringement by any third party of the Company Intellectual Property.
     (viii) To the Knowledge of the Company, there are no employees of the Company or a Subsidiary who are obligated under any contract (including licenses, covenants or legal commitments of any nature) or any agreement, or subject to any Order of any Governmental Entity, that would interfere with the use of his or her best efforts to promote the interests of the Company, or applicable Subsidiary, in the operation of the business of the Company, or applicable Subsidiary, as conducted on the date hereof or that would conflict with the operation of the business of the Company, or applicable Subsidiary as conducted on the date hereof.
     (ix) To the Knowledge of the Company, except as set forth on Schedule 3.12(a), neither the Company nor any Subsidiary uses any inventions of their employees made prior to their employment by the Company or Subsidiary to the extent necessary and currently used in the operation of the business of the Company and its Subsidiaries. Title to and ownership of any and all rights with respect to any inventions made by employees within the scope of such employees’ employment with the Company, or on Company time or using Company Intellectual Property or the assets of the Company and its Subsidiaries, vests in the Company or Subsidiary employing such employee. Except as set forth on Schedule 3.12(a), all inventors named in patent applications or in issued patents that are part of the Company Intellectual Property have entered into written agreements with the Company or Subsidiary assigning to the Company or Subsidiary all of the inventor’s right, title and interest in and to such patent application(s) and patents describing and claiming their inventions. Except as set forth on Schedule 3.12(a), all Persons involved in the conception, making and development of the Company Intellectual Property have, or will prior to the Closing Date, entered into standard form proprietary information and invention assignment agreement.
     (x) Except as described in Schedule 3.12(a), since November 3, 2003, the Company has not received any written claim, demand, or notice that alleges that the Company or any Subsidiary has infringed or misappropriated any Intellectual Property of any other Person or that seeks to restrict in any manner the use, transfer or licensing of any of the Company Intellectual Property.
     (xi) Schedule 3.12(a) contains a complete and correct list of all material licenses of any kind relating to Company Intellectual Property granted by the Company or any Subsidiary to third parties. With respect to each license required to be set forth on Schedule 3.12(a) (i) such license is a legal, valid and binding obligation of the Company or Subsidiary, in full force and effect; and (ii) the Company or Subsidiary is not in breach or default, and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration under such license. The Company has made available to Buyer accurate and complete copies of all such licenses, together with all amendments thereto.
     (xii) With respect to Software included in the Company Intellectual Property, except as set forth separately in Schedule 3.12(a):
(A)	the source code with respect to such Software is not in the possession of any third-party and the Company and its Subsidiaries have used commercially reasonable efforts consistent with industry standards to maintain the confidentiality of such source code;

(B)	neither the Company nor any Subsidiary has granted any exclusive rights or licenses with respect to such Software; and

(C)	no contractual rights granted by the Company or any Subsidiary in favor of any party to any such Software (including Software which is the subject of escrow, payment terms or similar arrangements) will be immediately triggered by the transactions contemplated hereby.
          (b) Intellectual Property Used by the Company.
     (i) Schedule 3.12(b) contains a complete and correct list of all material written license agreements pursuant to which Intellectual Property of any third-party currently is used by the Company or any Subsidiary in the operation of its business as currently conducted is licensed to the Company or Subsidiary, except for off-the-shelf and click-through software available to the general public and other software that is generally available on standard terms for less than $2,500 per copy, seat, CPU or named user (“Third-Party Intellectual Property”).
     (ii) All material licenses or other material rights or permission to use any Third-Party Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted and proposed to be conducted have been obtained by the Company or a Subsidiary, and all license fees, royalties and any other amounts (if any) due and payable under such license agreements have been paid. With respect to each license required to be set forth on Schedule 3.12(b) (1) such license is a legal, valid and binding obligation of the Company or Subsidiary, in full force and effect; and (2) the Company or Subsidiary is not in breach or default and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification, or acceleration under such license. The Company has made available to Buyer accurate and complete copies of all such written licenses, together with all amendments thereto.
     (iii) Subject to the receipt of any Required Consents, the consummation of the transactions contemplated hereby will not, pursuant to the terms of any written agreement to which the Company or Subsidiary is a party, result in the loss or impairment of any rights of the Company or Subsidiary to use the Third-Party Intellectual Property.
     Section 3.13 Contracts.
     Schedule 3.13 sets forth the following written contracts and other written agreement, and with respect to subparagraphs (a), (b), (c) and (d) below, to the Knowledge of the Company, a reasonably detailed description of any non-written contracts and other agreements, to which the Company or any Subsidiary is a party (the “Contracts”), provided, that a Contract referenced by more than one description need only be listed once on Schedule 3.13:
          (a) any agreement for the lease of personal property to or from any Person pursuant to which the Company made lease payments in excess of $100,000 during the twelve-month period ended June 30, 2008;

          (b) any agreement for the purchase of supplies, products, or other personal property, or for the receipt of services, pursuant to which the Company made payments in excess of $500,000 during the twelve-month period ended June 30, 2008;
          (c) any agreement for the sale of supplies, products, or other personal property, or for the furnishing of services which (i) accounted for revenues in excess of $500,000 during the twelve-month period ended June 30, 2008, or (ii) accounted for revenues in excess of $25,000 during the twelve-month period ended June 30, 2008, if such customer accounted for aggregate revenues in excess of $500,000 during the twelve-month period ended June 30, 2008;
          (d) any contract, lease or sublease concerning the use, occupancy, management or operation of any real property;
          (e) any agreement concerning a partnership or joint venture or other agreements involving the sharing of profits and losses of any partnership, joint venture, or other jointly formed entity;
          (f) except for agreements pertaining to any accounts payable which are accrued on the most recent Financial Statements, any agreement under which it has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has created an Encumbrance on any of its assets, tangible or intangible, real or personal;
          (g) any agreement concerning confidentiality, except for such agreements entered into in connection with transactions or communications with third parties in the Ordinary Course of Business;
          (h) any agreement to which a Seller, or any Affiliate of any Seller which owns or has an ownership interest in such Seller, is a party, other than employment, stock purchase, stock award, stock option or other employee or director benefit agreement;
          (i) any stock option, stock purchase, stock appreciation or deferred compensation agreement with or for the benefit of its current or former directors, officers, or employees;
          (j) any contracts containing covenants restricting the business activity or limiting the freedom of the Company or any Subsidiary to engage in any line of business or compete with any Person, except for restrictions on the use of information received pursuant to confidentiality agreements entered into in the Ordinary Course of Business;
          (k) any material sales, marketing, distributorship, agency, representative and value added reseller agreements where the counter-party to such agreement has the right or power to bind the Company or any Subsidiary;
          (l) any agreements with respect to reorganizations involving third parties, mergers or acquisitions of capital stock of or business assets of any Person completed since November 3, 2003;

          (m) any power of attorney granted by the Company or any Subsidiary that is currently effective and outstanding and which vests in any Person decision-making authority or the right or power to bind the Company or any Subsidiary;
          (n) any written warranty or guaranty with respect to contractual performance extended by the Company or any Subsidiary other than in the Ordinary Course of Business;
          (o) standby letters of credit, bank guarantees and surety bonds issued by any bank, financial institution or surety company with respect to obligations of the Company or any Subsidiary; and
          (p) any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing except for such amendments, supplements and modification that are entered into in the Ordinary Course of Business and would not reasonably be expected to have a Material Adverse Effect.
Except as set forth on Schedule 3.13, with respect to each such Contract: (i) the Contract is a legal, valid and binding obligation of the Company or Subsidiary, in full force and effect, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies; and (ii) the Company or Subsidiary is not in breach or default and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time, or both, would constitute a breach or default by the Company or Subsidiary, or permit termination, modification, or acceleration under the Contract. The Company has made available to Buyer or Buyer’s agents accurate and complete copies of all Contracts, together with all amendments thereto.
     Section 3.14 Accounts Receivable.
     All accounts receivable reflected on the Financial Statements and those accounts receivable that have arisen since the Reference Date and have not yet been collected, represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, and, except for liens arising under the Existing Credit Agreement are free from all Encumbrances.
     Section 3.15 Insurance.
     The Company has delivered to Buyer or Buyer’s agents true and complete copies of all (a) policies of insurance to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is covered and (b) pending applications by the Company or any Subsidiary for policies of insurance. With respect to each such insurance policy: (i) the policy is a legal, valid and binding obligation of the Company or Subsidiary, in full force and effect; (ii) subject to the receipt of any consents required pursuant to the terms of the policy, the policy will not be subject to termination as a result of the consummation of the transactions contemplated hereby; (iii) neither the Company nor any Subsidiary has received notice of any breach or default under such policy, nor has the Company or any Subsidiary received notice of any pending or threatened termination or cancellation with respect to any such policy; (iv) all premiums due on the policy have been paid to the extent such premiums are due and payable and the Company and its Subsidiaries have otherwise performed all of their obligations under such policy; and (v) proper notice has been given to the insurer of all claims of which the Company and its Subsidiaries have Knowledge that may be insured under such policy. The Company has provided to Buyer a complete and accurate history of claims made by the Company and any of its Subsidiaries against any policy of insurance in the past five (5) years.
     Section 3.16 Litigation.
     Schedule 3.16 sets forth a list, as of the date of this Agreement, of all pending lawsuits or claims with respect to which the Company, its Subsidiaries or the Sellers have received service of process against the Company or any Subsidiary or otherwise relating to the business of the Company and its Subsidiaries or any of their respective properties, assets or operations and, to the Knowledge of the Company, no such lawsuits are currently threatened and the Company has no Knowledge of any facts which would cause it to reasonably believe that such lawsuit or claim is likely to be made or filed. Except as set forth in Schedule 3.16, neither the Company nor any of its Subsidiaries is a party under any judgment, Order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
     Section 3.17 Employees.
          (a) Except as set forth in Schedule 3.17, the Company has provided to Buyer a complete and accurate list of the following information for each employee of the Company and its Subsidiaries: name; job title; current base cash compensation; annual vacation entitlement and any vacation carry-over from prior years and total balance of vacation remaining unused and sick leave accrued, or paid time off, as applicable; and service credited for purposes of vesting and eligibility to participate under any stock option, cash bonus, insurance, medical, welfare, or vacation plan, other Benefit Plan, ERISA Plan, or Defined Benefit Plan, or any other employee, executive, or director benefit plan. Except as set forth in Schedule 3.17, neither the Company nor any of its Subsidiaries is a party to any employment agreement of any kind, oral or written, that would require the Company to continue to employ any Person after the Closing Date.
          (b) Except as set forth in Schedule 3.17, to the Knowledge of the Company, no officer, or Employee Stockholder currently intends to terminate his or her employment.
     Section 3.18 Labor Relations; Compliance.
     Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor contract. There is not presently pending or existing, and to the Knowledge of the Company, there is not threatened (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining unit. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.
     Section 3.19 Employee Benefits.
          (a) Schedule 3.19 contains a true and complete list of each bonus (other than bonuses offered on an individual, rather than general, basis), deferred compensation, incentive compensation (other than incentives offered on an individual, rather than general, basis), stock purchase, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k) pension or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by the Company, or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), for the benefit of any employee or director, or former employee or director, of the Company and its Subsidiaries (the “Benefit Plans”). Schedule 3.19 identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).
          (b) Except as set forth on Schedule 3.19, with respect to each of the Benefit Plans, the Company has provided to Buyer correct and complete copies of each of the following documents: (i) a copy of each Benefit Plan (including all amendments, insurance and annuity contracts, and all other material documents relating thereto) or, in the case of unwritten Benefit Plans, descriptions thereof; (ii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination letters.
          (c) Each of the Benefit Plans has been and is operated and administered, in all material respects, in accordance with its terms and in material compliance with applicable requirements of the Code, ERISA, and other applicable Legal Requirements, except for any deviations therefrom which would not be reasonably anticipated to have a Material Adverse Effect, and each such Benefit Plan may, in accordance with its terms, be amended or terminated at any time.
          (d) None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes, is obligated to contribute, or has ever been obligated to contribute to a Multiemployer Plan.
          (e) Neither the Company nor any Subsidiary maintains, contributes to, or has any Liability or obligation with respect to an employee welfare benefit plan that provides health or life insurance or other benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof), except as required by law.
          (f) No Benefit Plan is (i) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) (the “Defined Benefit Plans”) or (ii) subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.
          (g) There are no contributions which are, or hereafter will be, required to have been made to trusts in connection with “defined contribution plans” (within the meaning of

Section 3(34) of ERISA) with respect to services rendered by employees of the Company prior to the Closing Date, other than in the Ordinary Course of Business.
          (h) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no pending, anticipated, or to the Knowledge of the Company, threatened claims by or on behalf of any employee or beneficiary covered under any Benefit Plan with respect to such Benefit Plan and there are no Proceedings by a Governmental Entity, pending or, to the Knowledge of the Company, threatened with respect to any Benefit Plan or Multiemployer Plan, or to the Knowledge of the Company, any circumstances which might give rise to any Liability under any such Proceeding.
          (i) Except as set forth on Schedule 3.19, no employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement. There is no agreement, arrangement or commitment to which the Company or any Subsidiary is a party or by which it may be bound pursuant to which the value of any of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.
     Section 3.20 Environmental, Health and Safety Matters.
     Except as expressly disclosed on Schedule 3.20:
          (a) The Company and its Subsidiaries have complied and are in compliance, in all material respects, with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with in all material respects, and possess and are in compliance with in all material respects, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.
          (b) Neither the Company nor any Subsidiary has received any written notice or report regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating thereto.
          (c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any property or facility in a manner that may give rise to any Liabilities pursuant to any Environmental, Health, and Safety Requirements.
          (d) To the Knowledge of the Company, no aboveground or underground storage tanks are or have been located at any of the real property owned, leased, or otherwise used by the Company and its Subsidiaries, and no real property owned, leased, or otherwise used by the Company or its Subsidiaries has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing, or producing gasoline or other petroleum products or wastes.

          (e) Neither the Company nor its Subsidiaries are subject to any Order or other arrangement with any Governmental Entity or any indemnity or other agreement with any third-party relating to Liability under any Environmental, Health, and Safety Requirements.
          (f) To the Knowledge of the Company, no employees, former employees or independent contractors of the Company or its Subsidiaries have been exposed to any Hazardous Materials in the context of such Person’s activities with the Company or the Subsidiaries.
          (g) To the Knowledge of the Company, there are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which would reasonably be expected to prevent or interfere with the operation of the Company in material compliance with Environmental, Health, and Safety Requirements.
          (h) The Company has delivered to Buyer or Buyer’s agents true and complete copies (if any) of all (i) environmental audits, investigations, studies, or reports with respect to any real property owned or leased by the Company and its Subsidiaries that have been performed or prepared by or at the direction of the Company or any Subsidiary or that are in the possession of the Company or any of its Subsidiaries, (ii) written notices received by the Company or any Subsidiary from any Governmental Entities having the power to administer or enforce any applicable Environmental, Health, and Safety Requirements relating to current or past ownership, use, or operation of or activities at any real property owned, leased, or otherwise used by the Company or any of its Subsidiaries, and (iii) written materials relating to any claim, allegation, or action by any Person (other than any Governmental Entity) under any applicable Environmental, Health, and Safety Requirements.
     Section 3.21 Related-Party Transactions.
     Except as set forth in Schedule 3.21, neither the Company nor any of its Subsidiaries is party to any contract, lease or commitment with any stockholder, director, officer or employee (or any spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any such Person) of the Company or any of its Subsidiaries, other than transactions whereby stockholders have purchased equity interests in the Company, and other than any employment and similar arrangements in the Ordinary Course of Business. No Seller has made any loan to the Company or any of its Subsidiaries.
     Section 3.22 Bank Accounts.
     The Company has provided to Buyer a correct and complete list of each account maintained by the Company and its Subsidiaries at any bank or other financial institution, including the following information for each such account: (a) the name and location of the institution at which such account is maintained, (b) the name in which such account is maintained and the account number of such account, (c) a brief description of such account, and (d) the names of all individuals authorized to draw on or make withdrawals from such account.
     Section 3.23 Certain Proceedings.
     There is no Proceeding that has been commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.
     Section 3.24 Brokers’ Fees.
     The Company represents that no agent, broker, investment banker or firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Blackstone and/or its Affiliates, whose fees and expenses shall be paid at Closing.
     Section 3.25 Customer and Service Provider Relationships.
     Schedule 3.25 lists each customer that individually or with its Affiliates was, based on the fiscal year ended December 31, 2007, one of the twenty (20) largest customers of the Company and its Subsidiaries during such fiscal year (based on revenues) or accounted for revenues in excess of $1 million during such fiscal year (the “Principal Customers”). Schedule 3.25 also lists the twenty (20) largest suppliers or service providers to the Company and its Subsidiaries during the fiscal year ended December 31, 2007, based on the amount paid to such suppliers or service providers (the “Principal Providers”). To the Knowledge of the Company, the Company and its Subsidiaries have good commercial working relationships with its Principal Customers and Principal Providers. Except as set forth on Schedule 3.25, since January 1, 2008, no Principal Customer or Principal Provider has notified in writing the Company or its Subsidiaries that it has canceled or otherwise terminated its relationship with the Company or any Subsidiary, and to the Knowledge of the Company, no Principal Customer or Principal Provider has threatened to take any such action.
     Section 3.26 No Other Representations.
     Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any express or implied representations or warranties on behalf of the Company or any of its Subsidiaries, and the Company disclaims any such representation or warranty, whether by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents, Affiliates or representatives, with respect to the execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, the business, assets, properties, operations or conditions of the Company or any of its Subsidiaries, or any other matter, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents, Affiliates or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
     Each Seller with respect to itself only represents and warrants to Buyer as follows:
     Section 4.1 Authorization.

     Section 4.5 Brokers’ Fees.
     This Agreement constitutes, and will constitute on the Closing Date, the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Upon the execution and delivery by such Seller of the Transaction Documents to which such Seller is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.
     Section 4.2 Noncontravention; Consents.
     Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (a) violate any Law or Order of any Governmental Entity to which such Seller is subject; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, license, or other arrangement to which such Seller is a party or bound or to which such Seller’s assets are subject, except, in each case, (i) such violations or conflicts that become applicable as a result of matters specifically related to Buyer or its Affiliates or (ii) such other violations or conflicts that would not materially impair such Seller’s ability to perform its obligations under this Agreement. Such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Entity or other third-party in order for such Seller to consummate the transactions contemplated by this Agreement.
     Section 4.3 Shares; Options.
     Except as set forth on Schedule 4.3 or as otherwise contemplated by the Annex Transaction, such Seller holds, and will hold on the Closing Date, beneficially and of record all of the shares of Common Stock, or options to purchase the same, set forth on such Seller’s signature page free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Encumbrances, purchase rights, contracts, commitments, claims and demands. Except for the Annex Transaction, such Seller is not a party, and will not be a party on the Closing Date, to any purchase right or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, except as may be set forth in the Transaction Documents.
     Section 4.4 Certain Proceedings.
     As of the date of this Agreement, there is no Proceeding that has been commenced against such Seller that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

     Such Seller has no Liability, and will not have any Liability on the Closing Date, for any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     Section 4.6 Tax Advisors.
     Such Seller, to the extent deemed necessary or advisable by such Seller, has reviewed with his or her own tax advisors the foreign and United States federal, state and local Tax consequences of the transactions contemplated by this Agreement and such Seller is relying solely on such advisors and not on any statements or representations of Buyer or any of its agents and understands that such Seller (and not Buyer) shall be responsible for its own Tax liability that may arise as a result of the transactions contemplated by this Agreement.
     Section 4.7 No Action.
     Such Seller (a) solely in its capacity as a security holder of the Company, (i) does not have any action or cause of action or other claim whatsoever against the Company or any Subsidiary, (ii) is not owed any amount by and does not owe any amount to the Company or any Subsidiary, (iii) waives the provisions of Article X of the Bylaws of the Company solely in connection with the transactions contemplated by this Agreement, and (b) in any other capacity and except as set forth on Schedule 4.7, (A) does not have actual knowledge of any claim or cause of action or other claim whatsoever by such Seller against, and (B) to its actual knowledge, is not owed any amount by (except for employment compensation or benefits owed to any Employee Stockholder), and does not owe any amount to, the Company or any Subsidiary.
     Section 4.8 No Other Representations.
     Except for the representations and warranties contained in this Article IV, neither the Sellers nor any other Person makes any express or implied representations or warranties on behalf of the Sellers, and the Sellers disclaim any such representation or warranty, whether by the Sellers or any of their respective officers, directors, employees, agents, Affiliates or representatives, with respect to the execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby or thereby, the business, assets, properties, operations or conditions of the Company or any of its Subsidiaries, or any other matter, notwithstanding the delivery or disclosure to Buyer or any of its officers, directors, employees, agents, Affiliates or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
     Buyer represents and warrants to the Company and the Sellers as follows:
     Section 5.1 Organization of Buyer.
     Buyer is a wholly-owned subsidiary of Telvent, a company duly organized and validly existing under the laws of Spain, and Buyer is a company duly organized and validly existing under the laws of the jurisdiction of its organization.

     Section 5.2 Authorization.
     This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Upon the execution and delivery by Buyer of the Transaction Documents, to which Buyer is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other Laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
     Section 5.3 Noncontravention.
     Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law or Order of any Governmental Entity to which Buyer is subject or any provision of the articles of incorporation or bylaws or other organizational documents of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, license, or other arrangement to which Buyer is a party or by which it is bound or to which its assets are subject except such violations or conflicts that would not materially impair Buyer’s ability to perform its obligations under this Agreement. Except for the Competition Filings, Buyer does not need to give any notice to, make any filing with, or obtain any Consent of any Governmental Entity or other third-party in order for Buyer and Sellers to consummate the transactions contemplated by this Agreement.
     Section 5.4 Certain Proceedings.
     To Buyer’s Knowledge, as of the date of this Agreement, there is no Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.
     Section 5.5 Brokers’ Fees.
     Buyer represents that no agent, broker, investment banker or firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Closa Corporate Advisors S.L. and TM Capital Corp., whose fees and expenses shall be paid by the Buyer.
     Section 5.6 Independent Investigation; Company’s Representations.
     Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Buyer and its Affiliates and representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company, the Sellers or any of their representatives (except the specific representations and warranties of the Company set forth in Article III and the schedules thereto, the Sellers in Article IV and the schedules thereto and any agreements or certificates delivered by the Company to Buyer in accordance with the Company’s obligations pursuant to this Agreement).
ARTICLE VI
PRE-CLOSING COVENANTS
     The parties covenant and agree as follows:
     Section 6.1 Conduct of Business to Closing Date.
     From and after the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, carry on the business of the Company and its Subsidiaries in the Ordinary Course of Business, including, without limitation, doing the following:
          (a) Maintain Assets. Consistent with past practice, the Company and its Subsidiaries shall maintain and keep their respective properties and assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair the properties and assets are in as of the date hereof.
          (b) Disposition of Assets. Except as approved by Buyer in writing or transactions in the Ordinary Course of Business not exceeding $200,000, the Company and its Subsidiaries shall not sell, lease, transfer, assign, pledge, mortgage or otherwise dispose of or encumber or incur or suffer to exist any Encumbrance (other than Permitted Encumbrances and the liens set forth on Schedule 6.1(b)) on any of their respective properties or assets; provided, however, that the monetary limitation on Ordinary Course of Business transactions pursuant to this Section 6.1(b) shall not apply to assets purchased and delivered to the client under system sales contracts in the refined fuels line of business entered into by Company or any of its Affiliates in the Ordinary Course of Business.
          (c) Perform Contracts. The Company and its Subsidiaries shall perform all of its obligations under the Contracts in all material respects.
          (d) Other Permitted Contracts. Except as approved by Buyer in writing or as set forth in Schedule 6.1(d), neither the Company nor any of its Subsidiaries shall, outside the Ordinary Course of Business (i) enter into any agreement, contract, lease, or license for which the Company or any of its Subsidiaries would reasonably be likely to incur liability in excess of $100,000 individually or $200,000 in the aggregate, (ii) accelerate, modify, terminate, cancel or change any Contract, (iii) cancel, compromise, waive or release any right, claim or debts involving amounts in excess of $25,000, (iv) make any capital expenditure or commitment exceeding $100,000 individually or $200,000 in the aggregate, (v) issue any note, bond or other debt security or create, incur, assume, or guarantee or otherwise become subject to any

Indebtedness, or (vi) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any Seller, director or other employee of the Company, or any Affiliate or associate of any Seller, director or other employee of the Company other than advances to employees for business expenses in the Ordinary Course of Business that do not exceed $5,000.
          (e) Wage or Salary Increases. Except as set forth on Schedule 6.1(e), neither the Company nor any of its Subsidiaries shall (i) grant any increase in wages, salaries or benefits of any employee, except for increases in the Ordinary Course of Business in accordance with existing policies, (ii) enter into any employment, severance, or similar contract or collective bargaining agreement (or, except for increases in wages, salaries or benefits in the Ordinary Course of Business consistent with past practice, amend, modify, change or supplement the terms of any such existing contract, agreement or arrangement) with respect to any employees, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any employee, whether past or present, or (iv) commit, adopt, amend, modify, change or terminate any pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, retirement or other benefit plan, contract, agreement or arrangement with respect to its directors, officers, and employees (or take any such action with respect to any other Benefit Plan), or to any employment with or for the benefit of any employee, or to terminate or amend any of such plans or any of such agreements in existence, including the Benefit Plans, on the date of this Agreement, except as required by Law. Except in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries shall enter into, modify or amend any consulting agreements.
          (f) Maintain Relationships of Customers and Suppliers. The Company and its Subsidiaries shall use reasonable efforts to maintain satisfactory relationships with all of the existing customers and suppliers and shall not (A) make any grant of credit to any customer or supplier, (B) grant any discounts to a customer for early payment of accounts receivable, or (C) defer payment of accounts payable, in each case outside of the Ordinary Course of Business.
          (g) Insurance. The Company and its Subsidiaries shall maintain their insurance policies and programs in their current amounts and a basis consistent with past practice.
          (h) Company Intellectual Property. The Company and its Subsidiaries shall use commercially reasonable efforts to file, prosecute and maintain all Company Intellectual Property rights in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries shall grant any license or sublicense any rights under or with respect to the Company Intellectual Property except in the Ordinary Course of Business.
          (i) Accounting and Tax Matters. Neither the Company nor any Subsidiary shall make, change, or revoke any material election in respect of Taxes, change an annual accounting period, adopt or change any accounting method with respect to Taxes, make any material agreement or settlement with respect to Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment. Neither the Company nor any of its

Subsidiaries shall make any change in their respective accounting principles (other than as required by GAAP).
          (j) Dividends and Distributions. Neither the Company nor any of its Subsidiaries shall declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock.
          (k) Agreements Regarding Conduct of Business. Except as expressly provided in this Agreement, the Company and its Subsidiaries shall not enter into any agreement inconsistent with the foregoing.
     Section 6.2 Conduct of Sellers.
     Except as expressly provided in this Agreement, no Seller shall enter into any agreement inconsistent with Section 6.1.
     Section 6.3 Prohibition on Repayment of Borrowed Indebtedness.
     Prior to the Closing Date, the Company shall not repay all or any portion of the Borrowed Indebtedness except for amounts due and payable under the terms pursuant to which such Borrowed Indebtedness was incurred.
     Section 6.4 Access by Buyer to Properties and Records; Furnishing Information.
     Following the date hereof, authorized representatives of Buyer shall have reasonable access during normal business hours to all premises, properties, personnel, books, contracts, documents and data relating to the Company and its Subsidiaries. Such access shall be arranged with reasonable advance notification to the Company. Any officer or director of the Company or the Sellers’ Representative, or such other person as Sellers’ Representative may designate, may attend all meetings held between Buyer or its authorized representatives and any officers and employees or customers and suppliers of the Company or any representatives thereof. In no event shall Buyer communicate with any customer, supplier, employee, or agent of the Company other than through the Company with the Company’s prior consent.
     Section 6.5 Compliance with Conditions.
          (a) Buyer, the Company and Sellers shall cooperate in good faith and do such other acts and things as may be reasonable, appropriate, necessary or timely to effectuate the intent and purpose of this Agreement. Notwithstanding the generality of the foregoing and subject to the terms and conditions of this Agreement, the Company, Buyer and Sellers shall each use its reasonable best efforts to cause the conditions in Article VIII to be satisfied at or prior to the Closing Date, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the transactions contemplated by this Agreement.
          (b) In furtherance and not in limitation of Section 6.5(a), each of the requisite parties shall:

     (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction as promptly as practicable, and in any event within ten (10) Business Days after the date hereof, and supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act (including by substantially complying with any second request for information pursuant to the HSR Act);
     (ii) make any additional filings required by an applicable Competition Law and take all other actions reasonably necessary, proper or advisable, as determined upon the reasonable mutual agreement of the parties to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, as promptly as practicable; and
     (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to:
(A)	cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law;

(B)	keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party regarding the Transaction; and

(C)	to the extent reasonable, consult with the other party in advance of any meeting or conference with the FTC, the DOJ or such other applicable Governmental Entity, giving the other party, to the extent reasonable, an opportunity to attend and participate with their respective legal counsel in such meetings and conferences.
          (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or any of its Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action (including litigation), that would reasonably be expected to limit: (i) the freedom of Buyer or its Affiliates with respect to the operation of, or its ability to retain, the Company, its Subsidiaries or any businesses, product lines or assets of the Company and its Subsidiaries, or (ii) the ability of Buyer or its Affiliates to retain or operate any portion of the businesses, product lines or assets of the Company and its Subsidiaries, or alter or restrict in any way the business or commercial practices of Buyer and its Affiliates and the Company and its Subsidiaries.
     Section 6.6 Notification to Buyer of Damage or Destruction of Assets or Material Changes.

     The Company shall give Buyer written notice promptly upon becoming aware of any material change or destruction of any of the properties or assets of the Company.
     Section 6.7 No Solicitation.
     Sellers, the Company and its Subsidiaries shall not, nor shall any of them authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of them to, (a) solicit, initiate or encourage any Other Bid, (b) enter into any agreement with respect to any Other Bid, or (c) participate in any discussions or negotiations regarding an Other Bid, furnish any information to any Person who has made or who is reasonably expected to make an Other Bid, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. The Company promptly shall advise Buyer orally and in writing of any Other Bid or any inquiry with respect to, or which could reasonably be expected to lead to, an Other Bid. As used in this Section 6.7, “Other Bid” means any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Company and/or any of its Subsidiaries, their business, or any proposal to acquire in any manner all or substantially all of the assets of the Company and/or its Subsidiaries, other than transactions contemplated by this Agreement.
     Section 6.8 Notices of Certain Events.
     Prior to the Closing, the Company shall notify Buyer promptly upon becoming aware of:
          (a) any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
          (b) any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
          (c) any Proceedings commenced or threatened in writing (x) against, relating to, involving or otherwise affecting the Company, its Subsidiaries or any of their assets or properties, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or Section 3.23 or (y) relating to or otherwise affecting the purchase and sale of the Closing Date Purchased Stock.
     The Company’s notification of Buyer of any of the events referred to in this Section 6.8 or in Section 6.6 shall not be deemed to cure any related breaches of the representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of Buyer to take any action with respect to such notice be deemed a waiver of any such breach or breaches.
     Section 6.9 Annex Transaction.
     Each of the Company and Annex Holdings agrees to use its reasonable best efforts to cause the Annex Transaction to be consummated no later than the Closing Date, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Annex Transaction and Annex Holdings agrees to sell to the Buyer the shares of Common Stock received by Annex Holdings in the Annex Transaction; provided, however, that if the Annex Transaction cannot be consummated in accordance with its terms, then Annex agrees to sell (and Annex Holdings agrees to cause Annex to sell) its shares of Common Stock to the Buyer pursuant to the terms of this Agreement. If the Company purchases the Annex Stock pursuant to the Annex Transaction, the Company shall file with the Delaware Secretary of State, and cause to be effective on or prior to the Closing Date, a certificate of ownership and merger merging Annex with and into the Company.
     Section 6.10 Company Transaction Expenses.
     Sellers agree to reimburse Buyer for any Company Transaction Expense which is not included in the certificate of the Company provided pursuant to Section 2.6(b)(ix) hereof. Sellers shall be severally liable under this Section 6.10.
ARTICLE VII
OTHER MATTERS AND POST-CLOSING COVENANTS
     Section 7.1 Confidentiality.
     Each party (including, without limitation, Sellers’ Representative) will maintain in strict confidence, and will cause each of its respective directors, officers, employees, agents, and advisors, if applicable, to maintain in strict confidence and to prevent the unauthorized use, disclosure, publication or dissemination of, the Confidential Information furnished to such party by any other party; provided, however, that a party may disclose Confidential Information of another party if required by Law or any judicial or governmental request, requirement or order; provided, that, if and to the extent permitted by Law, such disclosing party will promptly notify such other party of such request and cooperate with such other party in its efforts to contest such request, requirement or order or to obtain confidential treatment of such Confidential Information; and provided further, however, that effective upon the Closing, the provisions of this Section 7.1 shall terminate with respect to Buyer’s use of Confidential Information related solely to the business of the Company and its Subsidiaries. The Confidential Information may be disclosed only to employees, lawyers, accountants, bankers and other consultants (“Agents”), who have a need to review the Confidential Information for the purpose of consummating the transactions contemplated by this Agreement. Should any party provide any Confidential Information of another party to any of its Agents, such party will inform such Agents of the confidential nature of the Confidential Information and direct them not to disclose the Confidential Information or use the Confidential Information other than in accordance with this Agreement.
     Section 7.2 Further Cooperation.
     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor hereunder pursuant to Article

IX). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company; provided, however, that Sellers shall be entitled to copies of such financial and other information they may reasonably request in connection with any Proceeding, including any audit with respect to Taxes.
     Section 7.3 Sellers’ Representative.
          (a) Each Seller, for itself and its personal representatives and other successors, hereby severally constitutes and appoints GSC Recovery IIA, L.P. as its agent and attorney-in-fact (the “Sellers’ Representative”), with full power and authority in the name of and for and on behalf of each Seller, coupled with an interest, to serve as the Sellers’ Representative under this Agreement to (i) cause the Escrow Agent to disburse to each Seller any portion of the Escrow Account to which such Seller is entitled pursuant to this Agreement and to take all other actions to be taken by or on behalf of such Seller in connection therewith, (ii) receive notice on behalf of the Sellers with respect to, and to negotiate, settle, compromise and otherwise handle, all claims for indemnification made by Buyer or any other Indemnified Parties pursuant to Article IX of this Agreement, (iii) take all such reasonable actions with respect to this Agreement and the Escrow Agreement, as the Sellers’ Representative shall deem appropriate, and (iv) do each and every act and exercise any and all rights which such Seller, or the Sellers collectively, are permitted or required to do or exercise under this Agreement or the Escrow Agreement; provided, however, that in no case shall the Seller’s Representative be entitled to take any such action the effect of which would be to treat any Seller disproportionately to any other Seller; provided, also, that the Sellers’ Representative shall not have any authority to act on behalf of any Employee Stockholder on matters set forth in Sections 2.3(f), (g), and (h), which are within the purview of the Employee Stockholder Committee.
          (b) The Sellers’ Representative shall not be liable for any act done or omitted hereunder as Sellers’ Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each of the Sellers hereby severally indemnifies and holds harmless the Sellers’ Representative against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties under this Agreement or the Escrow Agreement.
          (c) The Sellers’ Representative shall be entitled to reimbursement for all Damages covered under Section 7.3(b) and reasonable fees, expenses, disbursements and advances incurred or made by it in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Such payment of fees and reimbursement for fees, expenses, disbursements and advances shall be deducted from amounts, if any, released to Sellers pursuant to Section 2.2(b) hereof and the Sellers’ Representative may cause the Escrow Agent to pay to the Sellers’ Representative out of such released Aggregate Escrow Funds, any payment of fees and reimbursement for fees, expenses, disbursements and advances due to the Sellers’ Representative under this Section 7.3(c).
          (d) The Sellers’ Representative shall have reasonable access to information about the Company and Buyer and the reasonable assistance of Company’s and Buyer’s officers and employees as may be necessary for purposes of performing its duties and exercising its rights under this Agreement, provided that the Sellers’ Representative shall treat confidentially and not disclose any nonpublic information from or about Company or Buyer to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) and Sellers’ Representative shall comply with the confidentiality provisions of this Agreement.
          (e) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each such Seller, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every such Seller. The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
          (f) The Sellers’ Representative may be replaced at any time from time to time, including in the event of the death, resignation or incapacity of the Sellers’ Representative, (i) prior to the Closing, by the written consent of Sellers (or their successors or assigns) holding a majority of the Common Stock (on a fully diluted basis, assuming for these purposes the exercise of all options) as of the date hereof, and (ii) from and after the Closing, by the written consent of Sellers (or their successors or assigns) who held a majority of the Closing Date Purchased Stock on the Closing Date. Any replacement of the Sellers’ Representative pursuant to this subsection shall become effective upon delivery of written notice of such change to Buyer.
     Section 7.4 Indemnification of Company Officers and Directors.
          (a) For six (6) years after the Closing Date, Buyer and the Company and its Subsidiaries shall cause the Certificate of Incorporation and bylaws (and other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to indemnification and exculpation of its current and former directors and officers that are at least as favorable to the current and former directors and officers as the indemnification and exculpation provisions contained in the Certificate of Incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the Closing Date, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any adverse manner, except as required by applicable Law.
          (b) Buyer shall cause to be purchased and maintained in effect for a period of six (6) consecutive years beginning immediately after the Closing Date an extended reporting period (i.e., “tail” coverage) under the policy or policies of directors’ and officers’ liability insurance currently maintained by the Company and its Subsidiaries for the benefit of those persons who are covered by such policies on the Closing Date on terms with respect to coverage and amount no less favorable to the persons covered by such insurance than those of such policy in effect on the Closing Date.
     Section 7.5 2008 Management Incentive Plan.

     The Buyer and the Company agree that the Company shall maintain the 2008 Management Incentive Plan through December 31, 2011 and that, for purposes of calculating bonuses thereto, EBITDA shall be calculated in the same manner as it is calculated in this Agreement except that for the 2008 calculation EBITDA will exclude compensation expense recognized by the Company in 2008 in accordance with GAAP from the payment of the 2006 dividend on the Class C units of the Company.
ARTICLE VIII
CONDITIONS TO CLOSE
     Section 8.1 Conditions to Obligation of Buyer.
          (a) The obligation of Buyer to purchase the Closing Date Purchased Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in writing, in whole or in part):
     (i) the representations and warranties of the Company set forth in Article III (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (B) that are qualified as to “materiality” and/or “Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such specific date;
     (ii) the representations and warranties of the Sellers set forth in Article IV (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (B) that are qualified as to “materiality” and/or “Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such specific date;
     (iii) the Company shall have performed and complied in all material respects with all of its covenants and obligations hereunder as of the Closing;
     (iv) Sellers shall have performed and complied in all material respects with all of their respective covenants and obligations hereunder as of the Closing;
     (v) the Company shall have obtained the Required Consents, which consents shall be in full force and effect on the Closing Date;

     (vi) no Proceeding shall be pending or, to the Knowledge of the Company, threatened before any Governmental Entity wherein an unfavorable Order issued pursuant to such Proceeding would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) permit consummation of the transactions contemplated by this Agreement only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect;
     (vii) no Material Adverse Effect shall have occurred after the date of this Agreement;
     (viii) the Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1(a)(i), (a)(iii) and (a)(vi) is satisfied in all respects;
     (ix) each document or other delivery required to be delivered by the Company pursuant to Section 2.6(b), and the Sellers’ Representative pursuant to Section 2.6(e) must have been delivered by the Company;
     (x) each holder of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class C Options shall have executed this Agreement and agreed to be bound by the terms hereof;
     (xi) each of the Class C Options shall have been exercised on or prior to the Closing Date, and the exercise price for any Class C Options exercised prior to the Closing Date shall have been paid to the Company, and any Class C Options exercised on the Closing Date shall be exercised on a cashless basis pursuant to the terms hereof and the Option Plan shall have been terminated and be of no further force and effect;
     (xii) that certain Registration Rights Agreement dated June 1, 2006, by and among the Company and the Sellers shall have been terminated and be of no further force and effect;
     (xiii) each of (A) the 2006 Amended and Restated DTN Holding Company, Inc. Management Equity Incentive Plan, dated June 1, 2006 and (B) the 2006 Amended and Restated DTN Holding Company, Inc. Non-Employee Director Equity Incentive Plan, dated June 1, 2006, shall have been terminated and be of no further force and effect;
     (xiv) each Employee Stockholder shall have executed an assignment of inventions agreement in the form set forth on Exhibit D attached hereto;
     (xv) the Closing Date Purchased Stock shall constitute (A) 100% of the Class A Common Stock, (B) 100% of the Class B Common Stock, and (C) 100% of the Class C Common Stock (including the shares of Common Stock resulting from the exercise of the Class C Options);

     (xvi) any applicable waiting period (and any extensions thereof) under the HSR Act and other Competition Law (including, without limitation, the German Act Against Restraints of Competition of 1958 (Gesetz gegen Wettbewerbsbeschränkungen)) as amended shall have expired or otherwise been terminated and any approval by any Governmental Entity of the transactions contemplated by this Agreement shall have been granted, to the extent such affirmative approval is required by Law, or the deadline for commencing a proceeding to ban or impose conditions on the transactions contemplated by this Agreement shall have elapsed without such proceeding being commenced or threatened, or any such prohibitory order being entered, by the FTC, the DOJ or any other Governmental Entity; and
     (xvii) each document or other delivery required to be delivered by Sellers pursuant to Section 2.6(a) must have been delivered by Sellers.
     Section 8.2 Conditions to Obligation of the Company and the Sellers.
     The obligation of the Company and the Sellers to effect the Closing, sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company or the Sellers in writing, in whole or in part):
          (a) the representations and warranties of Buyer set forth in Article V (x) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, and (y) that are qualified as to “materiality” and/or “Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such specific date;
          (b) Buyer shall have performed and complied in all material respects with all of its covenants and obligations hereunder as of the Closing;
          (c) no Proceeding shall be pending or, to Buyer’s Knowledge, threatened before Governmental Entity wherein an unfavorable Order issued pursuant to such Proceeding would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;
          (d) Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 8.2(a), (b) and (c) is satisfied in all respects; and
          (e) each document required to be delivered by Buyer pursuant to Section 2.6(c) must have been delivered by Buyer.

ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival of Representations, Warranties and Covenants.
     The representations and warranties of any of the Company, Sellers and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties of the Company contained in Section 3.10 (Tax Matters) shall survive until the date that is ninety (90) days after the expiration of the statute of limitations applicable to the underlying matter; and (b) the representations and warranties of the parties contained in Sections 3.1 (Organization, Qualification and Corporate Power), 3.2 (Capitalization), 3.7 (Title to Assets), 3.24 (Brokers’ Fees), 4.1 (Authorization), 4.3 (Shares; Options), 4.5 (Brokers’ Fees), 5.1 (Organization of Buyer), 5.2 (Authorization) and 5.5 (Brokers’ Fees), and claims arising directly out of fraud, intentional misrepresentation or an intentional and knowing breach of any covenant set forth herein, shall survive without limitation. All covenants or other agreements herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, except that claims for indemnification in respect of any breach thereof shall terminate on the date that is eighteen (18) months from the Closing Date. Any claim for indemnification pursuant to this Article IX with respect to any of such matters which is not asserted by written notice containing sufficient detail (including a reference to the section and subsection of this Agreement pursuant to which indemnification is being sought) as to allow the claim to be evaluated (and including the estimated amount of such claim) (a “Claims Notice”) given as herein provided within the ninety (90) day period immediately following the periods of survival specified in this Section 9.1 may not be pursued and is hereby irrevocably waived after such time. Any such Claims Notice shall be delivered to the Sellers’ Representative and the Escrow Agent at the same time and by the same method of delivery pursuant to Section 12.5.
     Section 9.2 Indemnification Provisions for Benefit of Buyer.
     Subject to any applicable limitations set forth in this Article IX, each Seller severally agrees to indemnify, defend and hold harmless Buyer from and against the entirety of any loss, liability, claim, damage and expenses (including reasonable attorneys’ and experts’ fees and disbursements) (collectively, “Damages”) suffered by Buyer, the Company or any of its Subsidiaries:
          (a) as a result of the breach by such Seller or the Company of any of its respective representations, warranties, covenants, agreements or obligations contained in this Agreement;
          (b) as a result of the Company’s fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement; and

          (c) as a result of such Seller’s fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.
     Section 9.3 Indemnification Provisions for Benefit of Sellers.
     Subject to any applicable limitations set forth in this Article IX, Buyer agrees to indemnify, defend and hold harmless Sellers from and against all Damages suffered by Sellers as a result of the breach by Buyer of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement.
     Section 9.4 Matters Involving Third-Parties.
          (a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
          (b) The Indemnifying Party shall assume the defense and defend the Indemnified Party against the Third-Party Claim with counsel of its choice so long as the Indemnifying Party conducts the defense of the Third-Party Claim actively and in a reasonably diligent manner.
          (c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld), unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
     Section 9.5 Limitation of Liability.
          (a) Limitation on Sellers’ Liability. Except as set forth in the next sentence, in no event shall Sellers be required to indemnify any Person, and Sellers shall have no liability, for any Damages under this Agreement to the extent such Damages, together with the aggregate amount of all Damages for which Sellers have indemnified any Person pursuant to this Agreement, exceed the Aggregate Escrow Amount plus the aggregate amount subtracted from the Post-Closing Payment pursuant to Section 2.3(a)(iii). For purposes of a breach by the Company of Sections 3.2 (Capitalization), 3.7 (Title to Assets) 3.10 (Tax Matters), 4.1 (Authorization), 4.3 (Shares; Options), 9.7(a) (Tax Indemnity; Special Procedure for Taxes), and for Damages arising directly out of fraud, intentional misrepresentation or an intentional and knowing breach of any of the covenants and agreements of the Company or such Seller set forth herein, in no event shall Sellers be required to indemnify any Person, and Sellers shall have no liability for any Damages under this Agreement to the extent such Damages, together with the aggregate amount of all Damages for which Sellers have indemnified any Person pursuant to this Agreement, exceed the Equity Value. In no event shall any Seller be liable for any Damages that are owed to Buyer under this Agreement in an amount greater than such Seller’s Pro Rata Portion of such Damages.
          (b) Limitation on Buyer’s Liability. Subject to the next sentence, in the event that the Transaction does not close, in no event shall Buyer be required to indemnify any Person, and Buyer shall have no liability, for any Damages under this Article IX to the extent such Damages, together with the aggregate amount of all Damages for which Buyer has indemnified any Person pursuant to this Article IX, exceed ten percent (10%) of the Equity Value. Notwithstanding anything to the contrary contained herein, in the event that (i) Buyer is not entitled to terminate this Agreement pursuant to Section 11.1(b) and has not given notice of breach which has not been cured in accordance with Section 11.1(b), (ii) the conditions precedent to Buyer’s obligations to consummate the transaction have been satisfied or waived (provided, however, that if Buyer’s breach of this Agreement has prevented the satisfaction of, or made it unreasonable in light of such breach for the Company, on the one hand, or the Sellers, on the other hand, to pursue the satisfaction of, such conditions precedent, then the application of the Reverse Break-Up Fee shall be determined without reference to this clause (ii)), and (iii) this Agreement is terminated pursuant to Section 11.1(c) (excluding any termination pursuant to Section 11.1(c)(ii) that arises out of the condition precedent set forth in Section 8.2(c) not being satisfied (other than due to a Proceeding by a third-party as a result of actions other than those contemplated by this Agreement that are taken, directly or indirectly, by the Buyer or its Affiliates )) or 11.1(d), then Buyer shall pay or cause to be paid to the Company $13,350,000 (the “Reverse Break-Up Fee”) by wire transfer of immediately available funds within three (3) Business Day following such termination, in which case (A) the payment of the Reverse Break-Up Fee will be considered liquidated damages for any breach by Buyer of this Agreement and in the event of such payment, Buyer shall have no other liability for any breach by it of any representations, warranties, covenants or agreements set forth in this Agreement (other than claims for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement) and (B) neither the Company nor any of the Sellers shall seek to recover any other money damages or seek any other remedy (including specific performance), other than damages or remedies (which may include specific performance) arising directly out of any claim by the Company or the Sellers for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.
          (c) General Threshold. There shall be no claim for indemnification asserted against Sellers under this Agreement until (i) the Damages with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds $25,000, and (ii) the aggregate amount of Damages by the Indemnified Party exceeds $650,000, and once the aggregate amount of Damages by such Indemnified Party exceeds $650,000, the amount payable to such Indemnified Party shall be for the full amount of such Damages by such Indemnified Party. The limitations contained in this Section 9.5(c) shall not apply to the indemnification obligations of Seller set forth in Section 9.7 hereof.
     Section 9.6 Satisfaction of Sellers’ Indemnification Obligations.

     All obligations of Sellers to indemnify Buyer for Damages pursuant to this Article IX shall be satisfied first out of the Escrow Account and pursuant to Section 2.3(a)(iii), pursuant to the terms and conditions of the Escrow Agreement and this Agreement. As to each claim for Damages made by Buyer pursuant to this Article IX, Buyer only shall be entitled to receive from the Non-Employee Seller Escrow Amount an amount equal to (i) the Paid Escrow Percentage multiplied by (ii) the amount of such Damages.
     Section 9.7 Tax Indemnity; Special Procedure for Taxes.
          (a) Each Seller severally agrees to indemnify, defend and hold harmless Buyer from and against (i) all Taxes of the Company and its Subsidiaries with respect to taxable periods ending on or prior to the Closing Date, (ii) all Taxes of the Company and its Subsidiaries with respect to Straddle Periods to the extent that such Taxes are allocable to the Pre-Closing Tax Period pursuant to Article X, (iii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign regulation, (iv) all Taxes of any person imposed on the Company or any of its Subsidiaries as a transferee, or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (v) any Damages (excluding amounts included in Taxes and amounts for which Buyer is responsible pursuant to the terms of this Section 9.7) relating to any of the foregoing; provided, however, that Sellers shall be liable for non-Income Taxes solely to the extent that such non-Income Taxes are in excess of the amount accrued therefore on the NWC Closing Statement, as finally determined. Anything in this Section 9.7(a) to the contrary notwithstanding, none of the Sellers shall have any obligation to indemnify Buyer for any Taxes arising from an act or a transaction not in the ordinary course of business and carried out by Buyer, the Company or a Subsidiary during the period on the Closing Date after the Closing, except for the Annex Transaction and any transaction pursuant to a legally binding commitment entered into by the Company or any of its Subsidiaries before the Closing.
          (b) The obligations in Section 9.7(a) shall be without regard to whether there was any breach of any representation or warranty under Article III with respect to such Tax or any disclosures that may have been made with respect to Article III or otherwise.
          (c) In the case of any Proceeding with respect to Taxes for which Sellers are or may be liable pursuant to this Agreement, Company and Buyers shall promptly inform Sellers’ Representative, and shall afford Sellers’ Representative, or Sellers, at Sellers’ expense, the opportunity to control the conduct of such Proceedings on behalf of Sellers. Buyer shall execute or cause to be executed powers of attorney or other documents reasonably necessary to enable Sellers’ Representative to take all actions with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Sellers are liable pursuant to this Agreement. A Proceeding with respect to Taxes for a period which does not end on the Closing Date shall be controlled jointly by Sellers and the Buyer. Notwithstanding any provision of this Section 9.7(c) to the contrary, Buyer shall have the right (but not the obligation) to participate at its expense in any proceeding controlled by Sellers’ Representative or Sellers and neither Sellers’ Representative nor Sellers shall enter into any agreement or settlement with a taxing authority pertaining to Taxes without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
          (d) The parties will keep each other informed as to matters related to any Proceeding involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations.
     Section 9.8 Adjustments for Insurance.
     Any indemnification payable in accordance with this Article IX shall be net of any amounts actually recovered (after deducting related costs and expenses) or recoverable by the Indemnified Party for the Damages for which such indemnification payment is made under any insurance policy, warranty or indemnity from any Person other than a party hereto. If any insurance proceeds or other recoveries from any Person other than a party hereto are actually realized (in each case net of expenses of such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or other recoveries relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment. Any refund shall equal the excess, if any, of (i) the insurance proceeds or other recoveries plus the indemnification payments over (ii) the Damages of such Indemnified Party.
     Section 9.9 Treatment of Indemnity Payments.
     Sellers and Buyer agree that all indemnification payments made in accordance with this Article IX and all payments pursuant to Section 2.4 will be treated by the parties as an adjustment to the Equity Value.
     Section 9.10 Duty to Mitigate.
     Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of Buyer and the Company to mitigate any loss or damage which it may suffer in consequence of any breach by Sellers of the terms of this Agreement or any fact, matter, event or circumstance giving rise to a claim for Damages. Each Indemnified Party shall have a duty to use commercially reasonable efforts to mitigate any Damages suffered by such party in connection with this Agreement.
     Section 9.11 Exclusive Remedy.
     Buyer, the Company and the Sellers acknowledge and agree that, except as otherwise provided in Section 2.4, the foregoing indemnification provisions in this Article IX, as limited by Section 12.7, shall be the sole and exclusive remedy of the Buyer and the Sellers with respect to the transactions contemplated by this Agreement; provided, however, that this exclusive remedy for damages (i) except as set forth in Section 9.5(b), does not preclude any party hereto from bringing an action for specific performance or other equitable remedy to require any other party hereto to perform its obligations under this Agreement, and (ii) shall not apply to claims for fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement.

     Section 9.12 Contribution Among Sellers.
     Each of the Sellers agrees that if any portion of the Escrow Account is paid to satisfy any Damages relating to or arising out of (a) any breach by such Seller of any of its respective representations, warranties, covenants, agreements or obligations contained in this Agreement or (b) any fraud, intentional misrepresentation or an intentional and knowing breach of a covenant set forth in this Agreement by such Seller, then such Seller shall repay the portion of the Escrow Account that was paid to satisfy such Damages to the Escrow Agent to be added to the Escrow Account and released as provided pursuant to this Agreement and the Escrow Agreement.
     Section 9.13 Telvent GIT Guaranty.
     Telvent hereby unconditionally and irrevocably guarantees, to and for the benefit of Sellers and the Company, the full and timely performance by Buyer of its obligation to comply with any of its payment obligations pursuant to Article IX of this Agreement. Telvent agrees to make any such payments in accordance with this Agreement as if such obligation were the direct contractual obligation of Telvent, and Telvent hereby waives any defense (a) that may arise by reason of the lack of capacity, power or authority of Buyer or Telvent and (b) that may arise by reason of any failure or lack of demand, presentment, protest or notice of any kind. For the avoidance of doubt, this Section 9.13 is a guarantee of payment and not of collection and shall be subject to the provisions contained in Article XII, including but not limited to the provisions of Section 12.6.
ARTICLE X
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date:
     Section 10.1 Tax Periods Ending on or Before the Closing Date.
          (a) The Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns with respect to the Company and its Subsidiaries for Tax periods ending on or prior to the Closing Date and required to be filed on or prior thereto, including any amended Tax Returns with respect to such periods (the “Pre-Closing Returns”). Such Tax Returns shall be prepared in accordance with the Company’s past practices unless otherwise required by applicable Law. Buyer shall not amend any Pre-Closing Return without the prior written consent of Sellers. Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns with respect to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date and required to be filed thereafter (the “Prior Period Returns”). Such Tax Returns shall be prepared in accordance with the Company’s past practices unless otherwise required by applicable Law. Buyer shall permit Sellers’ Representative to review and comment on each such Prior Period Return and the portion of any Tax Return filed by the Company (or any Affiliate of the Company) relating to the Annex Transaction (including the merger contemplated thereby) prior to filing, and such Tax Returns or portions of any Tax Return, as applicable, will be revised to reflect the reasonable comments of the Sellers’ Representative. Buyer shall not amend any Prior Period Return without the prior written consent of Sellers’

Representative, except as expressly required by a taxing authority. The Company shall timely pay, or cause to be paid, all Taxes with respect to the Company shown to be due on such Pre-Closing Returns and Prior Period Returns; provided, however, that within fifteen (15) days after the date on which Buyer pays or causes to be paid any Taxes of the Company as shown to be due on any Prior Period Returns, Sellers shall severally pay to Buyer the amount of such Taxes, provided, that with respect to non-Income Taxes, Sellers shall severally pay to Buyer the amount by which such non-Income Taxes exceed the amount accrued therefore on the NWC Closing Statement, as finally determined.
          (b) The purchase of the Annex Stock pursuant to the Annex Transaction shall be reported on all Tax Returns as a qualified stock purchase and the merger of Annex with and into the Company pursuant to the Annex Transaction shall be reported on any Tax Return filed by the Company (or any Affiliate of the Company) for the taxable period ending on or before the Closing Date as a transaction qualifying for tax free treatment under Section 332 or 368 of the Code, as the case may be, and in a manner that is adequate to apprise of the nature and amount of such transaction for purposes of Section 6501(e)(1)(a)(ii) of the Code.
     Section 10.2 Tax Periods Beginning Before and Ending After the Closing Date.
          (a) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each, a “Straddle Period” and such Tax Returns, the “Straddle Period Returns”). Such Straddle Period Returns shall be prepared in accordance with the Company’s past practices unless otherwise required by applicable Law. Buyer shall permit Sellers’ Representative to review and comment on each such Straddle Period Return prior to filing, and such Straddle Period Returns will be revised to reflect the reasonable comments of the Sellers’ Representative. Buyer shall not amend any Straddle Period Returns in a manner that would adversely affect Sellers without the prior written consent of the Sellers’ Representative, except as expressly required by a taxing authority. Within fifteen (15) days after the date on which Buyer pays or causes to be paid any Taxes of the Company shown to be due on any Straddle Period Return, Sellers shall severally pay, or cause to be paid, to Buyer the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”), provided, however, that with respect to non-Income Taxes, Sellers shall severally pay, or cause to be paid, to Buyer the amount by which such non-Income Taxes exceeds the amount accrued therefore on the NWC Closing Statement, as finally determined.
          (b) For purposes of this Agreement:
     (i) In the case of any gross receipts, Income Taxes, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period, and (B) the portion of the Straddle Period beginning the day after the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company.

     (ii) In the case of any Taxes (other than gross receipts, Income Taxes, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustment shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case Sellers shall be severally responsible for any Taxes related thereto) or occurring after the Closing Date (in which case the Company and Buyer (as opposed to Sellers) shall be responsible for any Taxes related thereto).
     (iii) The Company (as opposed to Sellers) shall be responsible for all Taxes with respect to the Post-Closing Tax Period of the Straddle Periods, as well as any non-Income Taxes with respect to the Pre-Closing Tax Period of the Straddle Periods to the extent of the amount accrued therefore on the NWC Closing Statement, as finally determined.
     Section 10.3 Refunds and Tax Benefits.
     Any Tax refunds that are received by Buyer or Company and its Subsidiaries, and any amounts credited against Tax to which Buyer or Company and its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that with respect to non-Income Taxes, Buyer shall not be obligated to pay over any such refund or credit that relate to non-Income Taxes accrued therefore on the NWC Closing Statement, as finally determined.
     Section 10.4 Post-Closing Tax Periods.
     For the avoidance of doubt, Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Post-Closing Tax Period, and the Company (as opposed to Sellers) shall be responsible for and shall pay all Taxes with respect to any Post-Closing Tax Period.
     Section 10.5 Cooperation on Tax Matters.
          (a) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Article X and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (i) the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or any Seller, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Buyer or Sellers, as the case may be, shall allow the other to take possession of such books and records.
          (b) Buyer and Sellers further agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (c) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Department Regulations promulgated thereunder.
     Section 10.6 Certain Taxes and Fees.
     All transfer, documentary, sales, use, stamp, registration and other such Taxes and related fees (including any penalties and interest) incurred in connection with this Agreement shall be shared equally between Buyer, on the one hand, and Sellers, on the other, and each shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and related fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.
     Section 10.7 Indemnification and Tax Contests.
     Buyer’s and Sellers’ indemnification obligations with respect to the covenants in this Article X together with the procedures to be observed in connection with any Tax contest shall be governed by Section 9.7.
     Section 10.8 Section 897 Certification.
     The Company shall provide to Buyer on or before Closing the statement required in accordance with the provisions of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(2).
ARTICLE XI
TERMINATION
     Section 11.1 Termination.
     This Agreement may be terminated at any time prior to Closing:
          (a) by mutual written consent of Buyer and Sellers.

          (b) by written notice delivered by Buyer:
     (i) upon a material breach by the Company or the Sellers of any of the representations or warranties of the Company or the Sellers, as applicable, or if Sellers or the Company have not performed, satisfied, and complied with their respective covenants and agreements in all material respects, in each case which has not or cannot be cured within fifteen (15) days after the giving of written notice to each of the Company and Sellers’ Representative specifying such breach; or
     (ii) if events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated in this Agreement, unless Buyer’s breach of this Agreement has prevented the condition from being satisfied.
          (c) by written notice delivered by the Company:
     (i) upon a material breach by Buyer of a representation or warranty or if Buyer has not performed, satisfied, and complied with all of its covenants and agreements in all material respects, in each case which has not or cannot be cured within fifteen (15) days after the giving of written notice to Buyer of the breach; or
     (ii) if events have occurred which have made it impossible to satisfy a condition precedent to Sellers’ obligations to consummate the transactions contemplated in this Agreement, unless Sellers’ breach of this Agreement has prevented the condition from being satisfied.
          (d) by written notice delivered by either Buyer on the one hand or the Company on the other hand if the Closing has not occurred on or prior to December 1, 2008 (the “Drop Dead Date”); provided that neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if its breach of this Agreement, or, in the case of the Company, a breach by any Seller, has prevented the consummation of the transactions contemplated in this Agreement; and provided further that in the event that the Closing has not occurred on or prior to the Drop Dead Date solely as a result of a second request for information under the HSR Act, then the Drop Dead Date shall be extended during the pendency of such second request to a date not later than January 30, 2009 and may thereafter be further extended by the mutual consent of the parties, such consent not to be unreasonably withheld or delayed.
     Section 11.2 Effect of Termination.
     In the event of termination of this Agreement by Buyer or Sellers as provided in this Article XI, this Agreement will forthwith become void and shall automatically terminate with no further force or effect, and there will be no Liability or obligation on the part of any party hereto to any other party hereto or its shareholders, partners, directors, managers or officers in respect thereof, except that (A) the provisions of (i) Sections 3.24, 4.5, 5.5 relating to finder’s fees and broker’s fees; (ii) Section 7.1 relating to the obligation of the parties to keep certain information and data confidential; (iii) Section 9.5 and Section 9.13; (iv) this Section 11.2; and (v) Article

XII shall survive the termination, and (B) a termination pursuant to Sections 11.1(b) or 11.1(c) shall not relieve the breaching party from any Liability or obligation for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to the termination.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Public Announcements.
     Any public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as mutually agreed to by Buyer and the Sellers’ Representative, except to the extent required by any applicable Legal Requirement, the applicable requirements of any stock exchange or Nasdaq or the terms of Buyer’s agreement with the underwriters of its initial public offering (and in such case, such party will, to the extent consistent with timely compliance with such requirement, consult with the other parties prior to making the required release, announcement or statement). Subject to the first sentence of this Section 12.1, the Company and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement and any such communication shall be made as mutually agreed to by Buyer and the Company.
     Section 12.2 No Third-Party Beneficiaries.
     This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns; provided, however, that the Company’s employees, officers and directors shall be third-party beneficiaries with respect to the covenants and agreements contained herein.
     Section 12.3 Entire Agreement.
     This Agreement (including the Exhibits and Schedules hereto and the other Transaction Documents and any other agreements and documents referred to herein and therein) and that certain Confidentiality Agreement between the Buyer and the Company dated February 12, 2008, as amended to date, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.
     Section 12.4 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Buyer may assign solely its right to purchase the Company’s Common Stock to a wholly-owned, directly or indirectly, Subsidiary of Buyer without the prior written consent of Sellers.
     Section 12.5 Notices.

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties, provided that any such change shall be effective only upon receipt by the other parties):

If to Company prior to Closing:	9110 West Dodge Road
Omaha, NE 68114
Attn: Robert D. Gordon
Phone: (402) 399-6401
Facsimile: (952) 882-4500

Copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn: Brett Lawrence, Esq.
Phone: (212) 806-5422
Facsimile: (212) 806-1222

Copy to:	Kutak Rock LLP
1650 Farnam Street
Omaha, NE 68102-2186
Attn: Lisa A. Sarver, Esq.
Phone: (402) 231-8347
Facsimile: (402) 346-1148

If to Sellers’ Representative:	GSC Recovery IIA, L.P.
888 Seventh Avenue
New York, NY 10019
Attn: Matthew Kaufman
Phone: (212) 884-6202
Facsimile: (212) 884-6184

Copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn: Brett Lawrence, Esq.
Phone: (212) 806-5422
Facsimile: (212) 806-1222

If to Buyer:	Telvent Export, S.L.
Valgrande, 6
28108 Alcobendas
Madrid, Spain
Attn: Lidia Garcia Páez, Esq.
Phone: +34 (902) 335 599
Facsimile: +34 (917) 147 001

Copy to:	Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
Attn: Laura D. Nemeth, Esq.
Phone: (216) 479-8552
Facsimile: (216) 479-8780

If to the Company after Closing:	9110 West Dodge Road
Omaha, NE 68114
Attn: Robert D. Gordon
Phone: (402) 399-6401
Facsimile: (952) 882-4500

Copy to:	Telvent Canada, Ltd.
10333 Southport Road, SW
Calgary, Alberta T2W 3X6
Canada
Attn: Cameron G. Demcoe, Esq.
Phone: (403) 301-5009
Facsimile: (403) 212-2435

Copy to:	Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
Attn: Laura D. Nemeth, Esq.
Phone: (216) 479-8552
Facsimile: (216) 479-8780
     Section 12.6 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the Borough of Manhattan of the City of New York of the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.
     Section 12.7 Dispute Resolution.
     Except for the resolution of matters addressed by Section 2.4 (which shall be resolved in accordance with the procedures set forth in that section), all Arbitration Disputes shall be resolved as provided by this Section 12.7.
          (a) Negotiation of Disputes.
     (i) Any party shall give the other party written notice of any Arbitration Dispute. The parties shall attempt to resolve such Arbitration Dispute promptly by negotiation between Sellers’ Representative and its advisors and executive officers of Buyer who have authority to settle the Arbitration Dispute.
     (ii) Within thirty (30) days after delivery of the notice, the party receiving the notice shall submit to the other a written response. The notice and response shall include: (A) a statement of each party’s position and a summary of arguments supporting that position; and (B) in the case of Buyer, the name and title of executive officer of Buyer who will represent Buyer and, in the case of either party, the name and title of any other person who will accompany the Sellers’ Representative or the executive officer of Buyer, as the case may be, during the negotiations. Within thirty (30) days after delivery of the disputing party’s notice, the executive officers of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the Arbitration Dispute.
          (b) Arbitration. If any such Arbitration Dispute has not been resolved by the parties in accordance with Section 12.7(a) within forty-five (45) days of the disputing party’s request notice, or if the parties fail to meet within thirty (30) days of such request notice, then each of the parties agrees that such Arbitration Dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 12.7(b); provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a panel of three (3) arbitrators. Each party shall appoint one (1) arbitrator within thirty (30) days of receiving notice of the request for arbitration in accordance with the Commercial Arbitration Rules of the AAA. The two party-appointed arbitrators shall then attempt to appoint a third arbitrator who shall act as the chairman of the panel (the “Chairman”) within twenty (20) days of the appointment of the second arbitrator. If the party-appointed arbitrators fail to agree on the Chairman within such period, the Chairman shall be appointed by the AAA upon the written request of either party. The decision of the arbitrators shall be by majority vote, shall be in writing, shall set forth the facts found by the arbitrators to exist, their decision and the basis for that decision and shall be final and binding upon the parties and not subject to appeal. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the parties or their assets. Each party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expense, arbitrators’ fees and the administrative fee of the AAA.
     Section 12.8 Exclusion of Consequential Damages.
     In no event shall Buyer be liable to the Sellers, or Sellers liable to Buyer, for any indirect, consequential, incidental, special or punitive damages, including any losses based on reduced current or future profitability or earnings (including based on a multiple of such profitability or earnings), regardless of the form of action (whether for breach of contract or in tort or otherwise) and whether advised of the possibility of such damages or not.
     Section 12.9 Amendments and Waivers.
     No amendment, waiver or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Section 12.10 Severability.
     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 12.11 Expenses.
     Except as otherwise provided in this Agreement, each Seller and Buyer will bear its own costs and expenses (including, without limitation, filing fees imposed on such party by Law, and fees and expenses of legal counsel, accountants and other advisors) incurred in connection with this Agreement and the transactions contemplated hereby.
     Section 12.12 Construction.
     The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

     Section 12.13 Incorporation of Exhibits and Schedules.
     The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     Section 12.14 Headings.
     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.15 Facsimile; Counterparts Signatures.
     This Agreement may be executed by facsimile or other electronic delivery and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:		THE COMPANY:

TELVENT EXPORT, S.L., a company organized under the laws of Spain		DTN Holding Company, Inc.

By:	/s/ Javier Garoz Neira	By:	/s/ Robert D. Gordon

	Name: Javier Garoz Neira		Name: Robert D. Gordon
	Title: Attorney-in-fact		Title: Chief Executive Officer

By:	/s/ Bárbara Zubiría Furest
Name: Bárbara Zubiría Furest
Title: Attorney-in-fact

TELVENT:

TELVENT GIT, S.A., a company organized under the laws of Spain, acknowledging and agreeing to be bound solely by the provisions of Section 9.13 of this Agreement

/s/ Manuel Sanchez Ortega Name: Manuel Sanchez Ortega
Title: Chairman and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

GSC Recovery IIA, L.P., a Delaware limited partnership

By:	GSC Recovery IIA GP, L.P., its general partner

By:	GSC RIIA, LLC, its general partner

By:	GSCP (NJ) Holdings, L.P., its managing member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Matthew Kaufman Name: Matthew Kaufman
Title: Senior Managing Director

SELLER:

Annex Capital Partners LLC, a Delaware limited liability company

By:	/s/ Alexander P. Coleman Name: Alexander P. Coleman
Title: Managing Member

Shares of Class A Common Stock held:	462
Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:

Annex Holding I, LP, a Cayman limited partnership

By:	/s/ Alexander P. Coleman Name: Alexander P. Coleman
Title: Managing Member of General Partner

Annex Holdings Corporation, a Delaware corporation

By:	/s/ Alexander P. Coleman Name: Alexander P. Coleman
Title: President
As of the date hereof, Annex Holdings Corporation owns:
Shares of Class A Common Stock: 21,608
As of the Closing Date, Annex Holding I, LP will own:
Shares of Class A Common Stock: 20,527
Shares of Class B Common Stock: 1,081

SELLER:

Aeries Finance-II Ltd.

By:	Patriarch Partners X, LLC,
its Managing Member

By:	/s/ Lynn Tilton Name: Lynn Tilton
Title: Manager

Shares of Class A Common Stock held:	678
Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:

Argosy DTN Partners, LLC, a Delaware limited liability company

By:	/s/ Jay R. Bloom Name: Jay R. Bloom
Title: Managing Member

Shares of Class A Common Stock held:	3,389

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:
GSC Recovery II, L.P., a Delaware limited partnership
By: GSC Recovery II GP, L.P., its general partner
By: GSC RII, LLC, its general partner
By: GSC (NJ) Holdings, L.P., its managing member
By: GSCP (NJ), Inc., its general partner

By:	/s/ Matthew Kaufman

Name: Matthew Kaufman
Title Senior Managing Director
Shares of Class A Common Stock held: 14,969
Shares of Class B Common Stock held: 0
Shares of Class C Common Stock held: 0
Shares of Class C Options held: 0

SELLER:
GSC Recovery IIA, L.P., a Delaware limited partnership
By: GSC Recovery IIA GP, L.P., its general partner
By: GSC RIIA, LLC, its general partner
By: GSCP (NJ) Holdings, L.P., its managing member
By: GSCP (NJ), Inc., its general partner

By:	/s/ Matthew Kaufman

Name: Matthew Kaufman
Title Senior Managing Director
Shares of Class A Common Stock held: 46,102
Shares of Class B Common Stock held: 0
Shares of Class C Common Stock held: 0
Shares of Class C Options held: 0

SELLER:
Highland Crusader Offshore Partners, L.P., a                      limited partnership

By:	/s/ Michael Pusateri

Name: Michael Pusateri
Title: Chief Operating Officer

Shares of Class A Common Stock held:	3,414

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:
J.P. Morgan Securities, Inc., a Delaware corporation

By:	/s/ Samantha E. Hamerman

Name: Samantha E. Hamerman
Title: Authorized Signatory

Shares of Class A Common Stock held:	333

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:
Merrill Lynch, Pierce, Fenner & Smith, a                      corporation

By:	/s/ Michael Lee

Name: Michael Lee
Title: Managing Director

Shares of Class A Common Stock held:	1,035

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:

SPRING STREET PARTNERS — II, L.P., a
Delaware limited partnership

By: Spring Street Capital, L.L.C., its General
Partner

By:	/s/ Guity Javid Name: Guity Javid
Title: Authorized Signatory

Shares of Class A Common Stock held:	5,010

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:

SELLER:

DTN Equity Holdings, LLC, a Delaware
limited liability company

By:	/s/ John S. Suhler Name: John S. Suhler
Title:

Shares of Class A Common Stock held:	—

Shares of Class B Common Stock held:	3,000

Shares of Class C Common Stock held:	—

Shares of Class C Options held:	—

SELLER:

/s/ Robert D. Gordon Robert D. Gordon, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	4,357

Shares of Class C Options held:

SELLER:

/s/ Richard G. Hallé Richard G. Hallé, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	2,462

Shares of Class C Options held:

SELLER:

GSCP (NJ) Holdings, L.P., a Delaware limited partnership

By: GSCP (NJ), Inc., its general partner

By:	/s/ Matthew Kaufman Name: Matthew Kaufman
Title: Senior Managing Director

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	289

Shares of Class C Options held:

SELLER:

/s/ William Langley William Langley, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	145

Shares of Class C Options held:

SELLER:

/s/ James Alviani James Alviani, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	15

Shares of Class C Options held:

SELLER:

/s/ Charles J. George Charles J. George, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	44

Shares of Class C Options held:

SELLER:

/s/ Bela Kogler Bela Kogler, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	148

SELLER:

/s/ Adrian Blake Adrian Blake, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	58

Shares of Class C Options held:	590

SELLER:

/s/ Matt Bradford Matt Bradford, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	417

Shares of Class C Options held:

SELLER:

/s/ Scott Fleck Scott Fleck, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	231

Shares of Class C Options held:

SELLER:

/s/ Tamara Freund Kass Tamara (Freund) Kass, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	116

Shares of Class C Options held:

SELLER:

/s/ Urban Lehner Urban Lehner, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	628

Shares of Class C Options held:

SELLER:

/s/ Todd A. Meyer Todd Meyer, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	480

Shares of Class C Options held:

SELLER:

/s/ Barry Mosbrucker Barry Mosbrucker, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	1,306

Shares of Class C Options held:

SELLER:

/s/ Barbara Shousha Barbara Shousha, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	116

Shares of Class C Options held:

SELLER:

/s/ Scott Vigal Scott Vigal, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	116

Shares of Class C Options held:

SELLER:

/s/ Chris Whittinghill Chris Whittinghill, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	172

Shares of Class C Options held:

SELLER:

/s/ Thomas Libassi Thomas Libassi, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	302

SELLER:

/s/ Don Logan Don Logan, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	302

SELLER:

/s/ Thomas Manuel Thomas Manuel, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	289

Shares of Class C Options held:

SELLER:

/s/ Hugh J. Yarrington Hugh Yarrington, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	289

Shares of Class C Options held:

SELLER:

/s/ John L. Keller John L. Keller, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	242

SELLER:

/s/ Jack Odle Jack Odle, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	295

SELLER:

/s/ Allen Vaughan Allen Vaughan, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	295

SELLER:

/s/ Marcia Z. Taylor Marcia Taylor, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:

Shares of Class C Options held:	589

SELLER:

/s/ Darin Newsom Darin Newsom, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	58

Shares of Class C Options held:

SELLER:

/s/ Michael S. Browne Michael Browne, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	116.0

Shares of Class C Options held:

SELLER:

/s/ Scott Bruflodt Scott Bruflodt, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	116

Shares of Class C Options held:

SELLER:

/s/ Douglas Chenevert Douglas Chenevert, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	58

Shares of Class C Options held:

SELLER:

/s/ Lori Cocking Lori Cocking, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	231

Shares of Class C Options held:

SELLER:

/s/ Amy Eggen Amy Eggen, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	405

Shares of Class C Options held:

SELLER:

/s/ Jim W. Foerster Jim Foerster, an individual

Shares of Class A Common Stock held:

Shares of Class B Common Stock held:

Shares of Class C Common Stock held:	58

Shares of Class C Options held:

SELLER:

/s/ John Leiferman John Leiferman, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	521

SELLER:

/s/ Kirk Liligren Kirk Liligren, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	58

SELLER:

/s/ Karen Madden Karen Madden, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	416

SELLER:

/s/ Steve Madsen Steve Madsen, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	58

SELLER:

/s/ Corrine Niklaus Corrine Niklaus, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	58

SELLER:

/s/ Travis Richardson Travis Richardson, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	1,306

SELLER:

/s/ Ronald J. Sznaider Ron Sznaider, an individual

Shares of Class A Common Stock held:
Shares of Class B Common Stock held:
Shares of Class C Common Stock held: Shares of Class C Options held:	417